UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

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WASHINGTON TRUST BANCORP, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of Annual Meeting of Shareholders

Date and Time:        Tuesday, the 23rd of April, 2019, at 11:00 a.m. (local time)

Place:            Westerly Library, 44 Broad Street, Westerly, Rhode Island

Items of Business:	1.	The election of four directors, nominated by the Board of Directors and named in the Proxy Statement, each to serve for three-year terms and until their successors are duly elected and qualified;
	2.	The ratification of the selection of Crowe LLP to serve as the Corporation’s independent registered public accounting firm for the year ending December 31, 2019;
	3.	A non-binding advisory resolution to approve the compensation of the Corporation’s named executive officers;
	4.	Such other business as may properly come before the meeting, or any postponement or adjournment thereof.

Record Date:	Shareholders of record at the close of business on February 27, 2019 will be entitled to notice of and to vote at the Annual Meeting.

Proxy Voting:
It is important that your shares be represented and voted whether or not you plan to be present at the Annual Meeting.  Please sign, date, and fill in the enclosed proxy or voting instruction form and return it by mail in the enclosed addressed envelope or vote your shares through the internet or by telephone as described in the proxy card or voting instruction form.  If you wish to vote your shares in person at the Annual Meeting, you may revoke your proxy and do so.

Important Notice Regarding the Availability of Proxy Materials
for the Annual Shareholder Meeting To Be Held on April 23, 2019
On or about March 12, 2019, we mailed a Notice of Internet Availability of Proxy Materials (the "Notice") to all shareholders of record as of February 27, 2019, containing instructions on how to access our Proxy Statement, Form 10-K and Annual Report and vote your shares. The Notice also contains instructions on how you can (i) receive a paper copy of the proxy materials, if you only received the Notice by mail, or (ii) elect to receive your proxy materials over the Internet.
By Order of the Board of Directors,
Kristen L. DiSanto
Corporate Secretary

March 12, 2019

Free parking is available at the Washington Trust parking garage at 23 Broad Street, Westerly, Rhode Island.
The Westerly Library is handicapped accessible.  Please call 401-348-1566 for information regarding accessibility.

Proxy Statement
The accompanying proxy is solicited by and on behalf of the Board of Directors of Washington Trust Bancorp, Inc. (the “Corporation” or “Washington Trust”) for use at the Annual Meeting of Shareholders to be held at the Westerly Library, 44 Broad Street, Westerly, Rhode Island, on Tuesday, the 23rd of April, 2019 at 11:00 a.m. (local time) (the “Annual Meeting”), and any postponement or adjournment thereof, and may be revoked at any time before it is exercised by submitting another proxy bearing a later date, by mail, by Internet, by telephone, by attending the Annual Meeting and voting in person, or by notifying the Corporation of the revocation in writing to the Corporate Secretary of the Corporation, 23 Broad Street, Westerly, RI 02891.  If not revoked, the proxy will be voted at the Annual Meeting in accordance with the instructions indicated by the shareholder or, if no instructions are indicated, all shares represented by valid proxies received pursuant to this solicitation (and not revoked before such shares are voted) will be voted “for” all of the nominees in Proposal 1 and “for” Proposals 2 and 3.
This Proxy Statement was first made available to our shareholders on or about March 12, 2019.
Important Notice Regarding the Availability of Proxy Materials
for the Annual Shareholder Meeting to be Held on April 23, 2019

On or about March 12, 2019, we mailed a Notice of Internet Availability of Proxy Materials (the "Notice") to all shareholders of record as of February 27, 2019, containing instructions on how to access this Proxy Statement and our Annual Report on Form 10-K.
You may access the proxy materials at http://ir.washtrust.com/proxy. Printed copies may be obtained at no charge by contacting the Corporation by phone at (800) 475-2265 or by email at investor.relations@washtrust.com.

Please note that the information contained on our website is not incorporated by reference in, or considered to be a part of, this Proxy Statement.
As of February 27, 2019, the record date for determining shareholders entitled to notice of and to vote at the Annual Meeting, there were 17,305,279 shares of our common stock, $0.0625 par value, issued and outstanding.  Each share of common stock is entitled to one vote per share on all matters to be voted upon at the Annual Meeting, with all holders of common stock voting as one class.  A majority of the outstanding shares of common stock entitled to vote, represented in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting.  Abstentions and broker non-votes will be counted for purposes of determining if a quorum is present.
For Proposal 1, you may either vote “for” all the nominees to the Board of Directors or you may “withhold” your vote for any nominee that you specify, or all nominees.  For Proposals 2 and 3, you may vote “for” or “against” the proposal, or abstain from voting on the proposal.
As required by Rhode Island law, directors will be elected by a plurality of the votes cast at the Annual Meeting by the holders of shares present in person or represented by proxy and entitled to vote on the election of directors.  The individuals who receive the largest number of “for” votes cast are elected as directors, up to the maximum number of directors to be chosen at the meeting.  Accordingly, the four nominees who receive the most “for” votes will be elected as directors.  Abstentions and broker non-votes will not affect the outcome of the election of directors.
For Proposal 2, the ratification of Crowe LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019 will require “for” votes from holders of a majority of shares present in person or represented by proxy at the Annual Meeting and entitled to vote on this proposal.  Abstentions will have the same effect as a vote “against” the proposal.  Broker non-votes, if any, will have no effect on the vote.

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For Proposal 3, the approval of the non-binding advisory resolution to approve the compensation of our named executive officers will require “for” votes from holders of a majority of shares present in person or represented by proxy at the Annual Meeting and entitled to vote on this proposal.  Abstentions will have the same effect as a vote “against” the proposal.  Broker non-votes, if any, will have no effect on the vote.
We know of no matters to be brought before the Annual Meeting other than those referred to in this Proxy Statement.  If any other matters not described in this Proxy Statement are properly presented at the meeting, any proxies received by us will be voted in the discretion of the proxy holders.

Proposal 1: Election of Directors
Our Board of Directors is divided into three classes, with each class serving staggered terms of three years, so that only one class is elected in any one year. The Corporation’s Amended and Restated Articles of Incorporation, as amended (the “Articles of Incorporation”), require that the three classes be as nearly equal in number as possible. There are presently 12 directors, divided into three classes of four directors. Victor J. Orsinger II is age 72 and, pursuant to our by-laws, is not eligible to stand for reelection and therefore, will resign from the Board of Directors effective as of the Annual Meeting.
This year, based on the recommendation of our Nominating and Corporate Governance Committee (the “Nominating Committee”), a total of four individuals have been nominated for election to the Board of Directors, each to serve until the 2022 Annual Meeting of Shareholders and until his or her respective successor is elected and qualified.
Based on the recommendation of our Nominating Committee, the Board of Directors has nominated Edward O. Handy III; Katherine W. Hoxsie, CPA; Kathleen E. McKeough; and John T. Ruggieri for election at the Annual Meeting.  Each of the nominees for director is presently a director of the Corporation, except for Mr. Ruggieri.  Each of the nominees has consented to being named as a nominee in this Proxy Statement and has agreed to serve as a director if elected at the Annual Meeting.  In the event that any nominee is unable to serve, the persons named in the proxy have discretion to vote for other persons if the Board of Directors designates such other persons.  The Board of Directors has no reason to believe that any of the nominees will be unavailable for election.

Recommendation:	The Board of Directors unanimously recommends that shareholders vote “FOR” each of the nominees in this proposal.

Corporate Governance
Corporate Governance Guidelines
The Board has adopted Corporate Governance Guidelines, which are available on our website at http://ir.washtrust.com/govdocs.  The Corporate Governance Guidelines describe our corporate governance practices and address issues such as Board composition and responsibilities, Board leadership structure, the Board’s relationship with management and executive succession planning.

Board Leadership Structure
The Board believes that the Corporation’s Chief Executive Officer is best positioned to serve as Chairman because he is the director most familiar with the Corporation’s business and industry, and most capable of effectively identifying and executing strategy priorities.  The Corporation’s independent directors bring experience, oversight and expertise from various areas outside of the Corporation, while the Chief Executive Officer brings Corporation-specific experience and expertise.  The Board recognizes its responsibility to hold management accountable for the execution of strategy once it is developed.  The

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Board believes the combined role of Chairman and Chief Executive Officer, together with an independent Lead Director having the duties described below, is in the best interest of shareholders because it fosters clear accountability and effective decision-making while providing the appropriate balance between strategy development and independent oversight of management.

Independent Lead Director
The Corporation’s Corporate Governance Guidelines call for the Chairperson of the Nominating Committee of the Board to serve as Lead Director.  The Lead Director has the responsibility of presiding at all executive sessions of the non-employee, independent directors, consulting with the Chairman and Chief Executive Officer on Board and committee meeting agendas, acting as a liaison between management and the non-management directors, including maintaining frequent contact with the Chairman and Chief Executive Officer and advising him on the efficiency of the Board meetings and the facilitation of communication between the non-management directors and management.

Director Independence
The Corporation’s Board has determined that each of current directors John J. Bowen, Steven J. Crandall, Robert A. DiMuccio, Constance A. Howes, Katherine W. Hoxsie, Kathleen E. McKeough, Victor J. Orsinger II, H. Douglas Randall III, Edwin J. Santos, and John F. Treanor is considered independent under the NASDAQ Listing Rules. The Corporation’s Board has also determined that nominee John T. Ruggieri is considered independent.
Any interested party who wishes to make their concerns known to the independent directors may avail themselves of the same procedures utilized for shareholder communications with the Corporation’s Board, which procedures are described under the heading “Communications With the Board of Directors” later in this Proxy Statement.

Executive Sessions
The Board believes that executive sessions consisting solely of independent directors are part of good governance practices.  The Board conducts executive sessions as deemed necessary from time to time and as otherwise required by the NASDAQ Listing Rules.

Director Nominations
The Nominating Committee identifies, evaluates and recommends director candidates to the Board. Neither the Nominating Committee nor the Board has a policy with regard to the consideration of diversity in identifying director nominees, although both may consider diversity when identifying and evaluating proposed director candidates.
At a minimum, each nominee to become a Board member, whether proposed by a shareholder or any other party, must:

1.
have the highest personal and professional integrity, demonstrate sound judgment and effectively interact with other members of the Corporation’s Board to serve the long-term interests of the Corporation and our shareholders;

2.	have experience at a strategic or policy-making level in a business, government, not-for-profit or academic organization of high standing;

3.	have a record of distinguished accomplishment in his or her field;

4.	be well regarded in the community and have a long-term reputation for the highest ethical and moral standards;

5.	have sufficient time and availability to devote to the affairs of the Corporation, particularly in light of the number of boards on which the nominee may serve; and

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6.	to the extent such nominee serves or has previously served on other boards, have a demonstrated history of actively contributing at board meetings.
The Nominating Committee evaluates all such proposed nominees in the same manner, without regard to the source of the initial recommendation of such proposed nominee.  In seeking candidates to consider for nomination to fill a vacancy on the Corporation’s Board, the Nominating Committee may solicit recommendations from a variety of sources, including current directors, our Chief Executive Officer and other executive officers.  The Nominating Committee may also engage a search firm to identify or evaluate or assist in identifying or evaluating candidates.
The Nominating Committee will consider nominees recommended by shareholders.  Shareholders who wish to submit recommendations for candidates to the Nominating Committee must submit their recommendations in writing to the Corporate Secretary of the Corporation at 23 Broad Street, Westerly, RI 02891, who will forward all recommendations to the Nominating Committee.  For a shareholder recommendation to be considered by the Nominating Committee for election at the 2020 Annual Meeting of Shareholders, it must be submitted to the Corporation by November 13, 2019.  All shareholder recommendations for nominees must include the following information:

1.	the name and address of record of the shareholder;

2.	a representation that the shareholder is a record holder of our securities, or if the shareholder is not a record holder, evidence of ownership in accordance with Rule 14a-8(b)(2) of the Exchange Act;

3.
the name, age, business and residential address, educational background, current principal occupation or employment, and principal occupation or employment for the preceding five full fiscal years of the proposed nominee;

4.	a description of the qualifications and background of the proposed nominee that addresses the minimum qualifications and other criteria for board membership approved by the Corporation’s Board;

5.	a description of all arrangements or understandings between the shareholder and the proposed nominee;

6.
the consent of the proposed nominee to (a) be named in the proxy statement relating to our 2020 Annual Meeting of Shareholders, and (b) serve as a director if elected at the 2020 Annual Meeting of Shareholders; and

7.	any other information regarding the proposed nominee that is required to be included in a proxy statement filed pursuant to the rules of the Securities and Exchange Commission (“SEC”).
Shareholder nominations that are not submitted to the Nominating Committee for consideration may be made at an Annual Meeting of Shareholders in accordance with the procedures set forth in clause (e) of Article Eighth of our Articles of Incorporation.  Specifically, advanced written notice of any nominations must be received by the Corporate Secretary not less than 14 days nor more than 60 days prior to any meeting of shareholders called for the election of directors (provided that if fewer than 21 days’ notice of the meeting is given to shareholders, notice of the proposed nomination must be received by the Corporate Secretary not later than the close of the 10th day following the day on which notice of the meeting was mailed to shareholders).

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The Board’s Role in Risk Oversight
The Board’s role in the Corporation’s risk oversight process includes receiving regular reports from members of senior management on areas of material risk to the Corporation, including operational, credit, interest rate, liquidity, fiduciary, legal, regulatory, compensation, strategic and reputational risks.  The full Board of the Corporation or the Bank (or the appropriate Committee in the case of risks that are under the purview of a particular Committee) receives these reports from the appropriate “risk owner” within the Corporation’s management to enable it to understand and determine the adequacy of our risk identification, risk management and risk mitigation strategies.  When a Committee receives a report, the Chairman of the relevant Committee reports on the discussion to the full Board of the Corporation or the Bank at the next Board meeting.  This enables the Board and its Committees to coordinate the risk oversight role, particularly with respect to risk interrelationships.  As part of its charter, the Audit Committee is responsible for review and oversight of the Corporation’s Enterprise Risk Management Program.

Communications With the Board of Directors
Any shareholder desiring to send communications to the Corporation’s Board, or any individual director, may forward such communication to our Corporate Secretary at our offices at 23 Broad Street, Westerly, RI 02891.  The Corporate Secretary will collect all such communications and forward them to the Corporation’s Board and any such individual director.

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Board of Directors

The following is biographical information as of March 12, 2019 for each member of and nominee for the Board of Directors, including positions held, principal occupation and business experience for the past five years or more. The description includes the specific experience, qualifications, attributes and skills that, in the case of each nominee for director, led to the conclusion by the Board of Directors that such person should serve as a director of the Corporation; and in the case of each director who is not standing for election at the Annual Meeting, that the Board of Directors would expect to consider if it were making a conclusion currently as to whether such person should serve as a director. Additionally, we believe each has a reputation for honesty, integrity and adherence to high ethical standards, and has demonstrated business acumen and sound judgment, as well as a commitment to the Corporation and its shareholders. All current directors of the Corporation also serve on the board of directors of our subsidiary bank, The Washington Trust Company, of Westerly (the “Bank”).

John J. Bowen
Age:	67	Director Since:	2011	Term in Office Expires:	2020
Business Experience:  Mr. Bowen retired from Johnson & Wales University in 2018 and was elected Chancellor Emeritus. Previously he served as Chancellor, President and Chief Executive Officer of the University from 2010 until his retirement and as President and Chief Executive Officer from 2004 to 2010. He serves as a board member for a wide variety of not-for-profit organizations and has previously served as a director of a large regional bank. Mr. Bowen’s qualifications to serve on the Board of Directors include his experience leading a large, successful institution; experience on governing boards of nonprofit and for-profit corporations; and previous experience in the banking industry.

Steven J. Crandall
Age:	66	Director Since:	1983	Term in Office Expires:	2021
Business Experience:  Mr. Crandall has served as Vice President of Ashaway Line & Twine Manufacturing Co., a manufacturer of sporting goods products and medical threads, for more than 40 years.  His experience and responsibilities include domestic and international sales and marketing, corporate finance and financial analysis, and human resources management.  Mr. Crandall’s qualifications to serve on the Board of Directors include his extensive experience in sales and marketing as well as the management of a successful commercial and industrial business.

Robert A. DiMuccio, CPA
Age:	61	Director Since:	2010	Term in Office Expires:	2020
Business Experience:  Mr. DiMuccio has served as President and Chief Executive Officer of Amica Mutual Insurance Company since 2005, also serving as Chairman since 2009. He joined Amica in 1991 as a Vice President and has served in various positions of progressive responsibility, including Chief Financial Officer and Treasurer.  Prior to joining Amica, he was an audit partner with the public accounting firm of KPMG LLP, with public and non-public company audit experience, including banking and insurance companies. He is also a director and past Chair of the Property Casualty Insurers Association of America and has earned the Chartered Property Casualty Underwriter (CPCU) designation. Mr. DiMuccio’s qualifications to serve on the Board of Directors include his extensive experience in the areas of audit, accounting and financial reporting, as well as his record of leadership in the financial services industry.

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Edward O. Handy III
Age:	57	Director Since:	2016	Term in Office Expires:	2019
Business Experience:  Mr. Handy assumed the role of Chairman and Chief Executive Officer of the Corporation and the Bank, in March 2018, after serving as President and Chief Operating Officer of the Corporation and the Bank since November 2013. Prior to joining Washington Trust, he served as President of Citizens Bank in Rhode Island and Connecticut from 2009 to 2013; Executive Vice President, Head of Commercial Real Estate from 2007 to 2009; President / Chief Executive Officer of Charter One Bank, an affiliate of Citizens Bank, from 2005 to 2008; and various positions of senior leadership at Citizens Bank and related companies, primarily in commercial real estate lending, from 1995 to 2005.  Prior to that, he held positions at Fleet National Bank with concentration in commercial lending and credit analysis. Mr. Handy’s qualifications to serve on the Board of Directors include his extensive banking and leadership experience, with particular emphasis on his extensive background in the area of commercial lending.

Constance A. Howes, Esq.
Age:	65	Director Since:	2018	Term in Office Expires:	2021
Business Experience:  Ms. Howes served as President and CEO of Women & Infants Hospital of Rhode Island from October 2002 through October 2013. She served at Care New England Health System as EVP of Women’s Health from October 2013 through October 2015, and Women’s Health Advisor from November 2015 through July 2016.  Prior to working in healthcare, she practiced business law in Providence, RI.  She served as an Adjunct Professor at Roger Williams School of Law, teaching Health Law and Policy in 2017, and is a Faculty Advisor for the Brown University Executive Master of Healthcare Leadership program.  She previously served on the Board of Trustees of the American Hospital Association and as the Chair of the RI Governor’s Workforce Board.  She also served on the RI Board of Education, as well as on the boards of numerous community organizations. Ms. Howes’ qualifications to serve on the Board of Directors include her extensive legal expertise; her experience as an executive of several large healthcare organizations; and her experience on governing boards of various non-profit, industry and government entities.

Katherine W. Hoxsie, CPA
Age:	70	Director Since:	1991	Term in Office Expires:	2019
Business Experience:  Ms. Hoxsie has been retired since 2008. She previously served as the Vice President of Hoxsie Buick-Pontiac-GMC Truck, Inc. automotive dealership, responsible for the company’s management and operations from 1991 until 2008. Prior to 1991, Ms. Hoxsie was employed by the public accounting firm of Price Waterhouse with experience in audits of public and non-public companies, including financial services companies. Ms. Hoxsie’s qualifications to serve on the Board of Directors include her expertise in the areas of audit, finance, accounting and taxation, as well as her knowledge of regulatory and financial reporting requirements.

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Joseph J. MarcAurele
Age:	67	Director Since:	2009	Term in Office Expires:	2021
Business Experience:  Mr. MarcAurele served as Chairman and Chief Executive Officer of the Corporation and the Bank from April 2010 until his retirement in March 2018. He held the additional title of President of the Corporation and the Bank from April 2010 to November 2013. Prior to joining Washington Trust in 2009 as President and Chief Operating Officer of the Corporation and the Bank, he served as President of Citizens Bank from 2007 to 2009. He held positions of President and Chief Executive Officer of Citizens Bank entities in Rhode Island and Connecticut from 2001 to 2007, and held a series of positions of executive leadership at Citizens Bank from 1993 to 2001 in the areas of commercial lending, wealth management and private banking.  Prior to that, Mr. MarcAurele held positions at Fleet National Bank with concentration in commercial lending and credit analysis and also held the position of Senior Vice President, Director of Human Resources. Mr. MarcAurele’s qualifications to serve on the Board of Directors include his extensive experience in banking and financial services, experience in positions of executive leadership, and knowledge of the business community in our market area.

Kathleen E. McKeough
Age:	68	Director Since:	2003	Term in Office Expires:	2019
Business Experience:  Ms. McKeough is retired and previously served as Senior Vice President, Human Resources, of GTECH Holdings Corporation, a lottery industry and financial transaction processing company, from 2000 to 2004. From 1991 to 1999, she served with the U.S. division of Allied Domecq, PLC, a manufacturer and franchiser for 6,500 franchised stores, in positions including Treasurer, Chief Financial Officer and Senior Vice President, Human Resources. Previously, she held positions in commercial lending and credit administration with Bank of Boston. Ms. McKeough’s qualifications to serve on the Board of Directors include her extensive experience in human resources matters as well as her experience in finance and banking.

Victor J. Orsinger II, Esq.
Age:	72	Director Since:	1983	Term in Office Expires:	2019
Business Experience:  Mr. Orsinger is an attorney and since January 1, 2012, has had an independent law practice. He was a partner in the law firm of Orsinger & Nardone Law Offices from 1985 through December 31, 2011. Previously, Mr. Orsinger was engaged in the practice of law either as a sole practitioner or affiliated with other attorneys and firms. Mr. Orsinger has more than 46 years of legal experience in the areas of real estate, estate planning and probate matters, commercial loan transactions, and corporate and partnership law. Mr. Orsinger’s qualifications to serve on the Board of Directors include his broad legal experience, including in the areas of commercial and residential real estate lending and wealth management, and knowledge of corporate governance matters.

H. Douglas Randall III
Age:	71	Director Since:	2000	Term in Office Expires:	2020
Business Experience:  Mr. Randall serves as Chief Executive Officer of Randall, Realtors, and holds the title of Chief Executive Officer in several related firms including Kinlin Grover Real Estate (since 2009), Kinlin Grover Commercial (since 2010), Page Taft (since 2011) and Pequot Commercial (since 2012). These firms operate 35 realty offices with 690 professionals and staff in Rhode Island, Massachusetts and Connecticut. He has more than 45 years of experience in realty and property use matters, holding Graduate Realtors Institute and Certified Residential Broker designations. His qualifications to serve on the Board of Directors include his extensive experience and knowledge of real estate matters as well as the management of a successful realty business.

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John T. Ruggieri
Age:	62			Nominee for Director
Business Experience: Mr. Ruggieri has served since 2005 as Senior Vice President and Chief Financial Officer for Gilbane Building Company, a global integrated construction and facility management services firm, and as Vice President and Chief Financial Officer for Gilbane, Inc., a global construction and real estate development firm.  Prior to joining the Gilbane companies, he served as Executive Vice President and Chief Financial Officer for Emissive Energy Corporation, a manufacturer of lighting electronics and equipment.  From 1980 through 2004, he worked for A.T. Cross Company, an international manufacturer of fine writing instruments, timepieces and personal accessories, holding various positions of increasing responsibility, ultimately being named Senior Vice President and Chief Financial Officer in 1997 and assuming the additional responsibility of President, Pen Computing Group in 2001.  Mr. Ruggieri is a former certified public accountant. His qualifications to serve on the Board of Directors include his expertise in the areas of audit, finance, accounting and taxation, as well his experience as an executive of several large companies and knowledge of real estate development, facilities management and construction matters.

Edwin J. Santos
Age:	59	Director Since:	2012	Term in Office Expires:	2021
Business Experience: Mr. Santos has had a distinguished career in banking, with experience in risk management, corporate governance, management advisory services, acquisitions, and reengineering efforts. He served for many years in various positions of significant responsibility with FleetBoston Financial Group and most recently served as Group Executive Vice President and General Auditor for Citizens Financial Group prior to his retirement in 2009. Mr. Santos currently serves as Chairman of Prospect CharterCARE, LLC and is Past President of the Board of Trustees of the Rocky Hill School. He is a member of the Bryant University Board of Trustees. Mr. Santos’ professional competency, broad experience in the financial services industry and strong reputation in the Rhode Island community qualify him to serve on the Board of Directors.

John F. Treanor
Age:	71	Director Since:	2001	Term in Office Expires:	2020
Business Experience:  Mr. Treanor served as President and Chief Operating Officer of the Corporation and the Bank from 1999 until his retirement in 2009. Mr. Treanor has more than 45 years of experience in the financial services industry. Prior to joining Washington Trust, he held Chief Financial Officer positions with commercial banks for ten years and previously served as Director of Corporate Planning and Mergers and Acquisitions for a major Boston bank. Mr. Treanor is a member of the board of directors of the Federal Home Loan Bank of Boston, where he serves as chairman of its finance committee, and served as a member of the board of directors of Beacon Mutual Insurance Company from 2009 to 2014, where he served as chairperson of its audit committee. Mr. Treanor’s qualifications to serve on the Board of Directors include his strong background in banking and finance as well as his extensive knowledge of regulatory and governance matters.

None of our director nominees or incumbents serves or has served during the past five years as a director of any other company with a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or that is registered as an investment company under the Investment Company Act of 1940, as amended.

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Board Composition, Qualifications and Diversity
We believe the Board is comprised of an effective mix of experience, skills and perspectives. The following charts and graphs highlight the current composition of our Board.

Experience and Skills
CEO / COO Experience
7
Leadership & Strategy
10
Public Company
6
Industry Experience
8
Credit / Loan Review
4
Accounting/Financial Reporting
4
Audit / Risk Management
3
Legal
2
Business Development / Sales / Marketing
4

Committee Membership and Meetings
Current Committee membership and the number of meetings of the full Board and each Committee held during 2018, are shown in the following table.

	Independent Director	Board	Audit Committee	Compensation Committee	Executive Committee	Nominating Committee
John J. Bowen	■	■		■
Steven J. Crandall	■	■	■
Robert A. DiMuccio, CPA	■	■	■+	■
Edward O. Handy III		¬(a)			■
Constance A. Howes, Esq.	■	■	■	■
Katherine W. Hoxsie, CPA	■	■	t+		■	■
Joseph J. MarcAurele		■			■
Kathleen E. McKeough	■	■	■	t	■	■
Victor J. Orsinger II, Esq.	■	µ			t	t
H. Douglas Randall III	■	■
Edwin J. Santos	■	■	■	■	■	■
John F. Treanor	■	■

Number of Meetings in 2018		11	16	6	2	6
¬ = Chairperson of the Board µ = Lead Director t = Committee Chair ■ = Member + = Financial Expert
(a) Mr. Handy assumed this role on March 2, 2018. The role was previously held by Mr. MarcAurele.

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During 2018, each member of the Corporation’s Board attended at least 75% of the aggregate number of meetings of the Corporation’s Board and the Committees of the Corporation’s Board of which such person was a member.  While we do not have a formal policy related to Board member attendance at annual meetings of shareholders, directors are encouraged to attend each annual meeting to the extent reasonably practicable.  All directors except Messrs. Orsinger and Randall attended the April 24, 2018 Annual Meeting of Shareholders.

Executive Committee
When the Corporation’s Board is not in session, the Executive Committee is entitled to exercise all the powers and duties of the Corporation’s Board.
Nominating Committee
The Nominating Committee has a written charter that is available on our website at http://ir.washtrust.com/govdocs.  The Nominating Committee’s responsibilities and authorities, which are discussed in detail in its charter, include, among other things:

▪	Establishing procedures for identifying and evaluating nominees for the Board.

▪	Establishing procedures to be followed by shareholders in submitting recommendations for director candidates to the Nominating Committee.

▪	Evaluating and recommending to the Board qualified individuals to serve as Board and/or Committee members.

▪	Reviewing and assessing succession plans for the Chief Executive Officer position.

▪	Developing and recommending to the Corporation’s Board a set of Corporate Governance Guidelines and recommending any changes to such Guidelines.

▪	Overseeing the evaluation of the Corporation’s Board and management.
The Nominating Committee recommended that Edward O. Handy III; Katherine W. Hoxsie, CPA; Kathleen E. McKeough; and John T. Ruggieri be nominated for election to serve as directors until the 2022 Annual Meeting of Shareholders.
Audit Committee
The Audit Committee has a written charter that is available on our website at http://ir.washtrust.com/govdocs.  The charter is reviewed annually and amended as appropriate to reflect the evolving role of the Audit Committee. The responsibilities of the Audit Committee include, among other things:

▪	overseeing and reviewing our financial statements, accounting practices and related internal controls, as well as audits of the financial statements of the Corporation and its subsidiaries;

▪
overseeing our relationship with our independent registered public accounting firm, including having the sole authority and responsibility for all decisions related to appointing, compensating, evaluating, retaining, assessing the independence of, and, when appropriate, replacing the Corporation’s independent registered public accounting firm;

▪	overseeing our internal audit function;

▪	reviewing and approving all audit plans, including scope and staffing;

▪	establishing procedures for the submission, receipt and treatment of complaints or concerns regarding accounting or auditing matters; and

▪
overseeing and reviewing the Corporation and the Bank’s compliance program and risk management efforts, as well as our credit review program and related results, asset quality and the adequacy of our allowance for loan losses.

Management is responsible for the financial reporting process, including the Corporation's system of internal controls, and the preparation of the Corporation's consolidated financial statements in accordance with U.S. generally accepted accounting principles. The Corporation's independent registered public

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accounting firm is responsible for performing an independent audit of the Corporation's consolidated financial statements and internal controls over financial reporting in accordance with the auditing standards of the Public Company Accounting Oversight Board (“PCAOB”) and to issue a report thereon. The Audit Committee's responsibility is to oversee and review these processes, and it relies on the expertise and knowledge of management, the internal auditor and the independent auditor in carrying out that role. The Audit Committee is not professionally engaged in the practice of accounting or auditing and does not provide any expert or other special assurance or professional opinion as to the sufficiency of internal and external audits, whether the Corporation's financial statements are complete and accurate and are in accordance with generally accepted accounting principles or on the effectiveness of the Corporation's system of internal controls.
In order to assure continuing auditor independence, the Audit Committee periodically considers whether there should be a regular rotation of the independent registered public accounting firm. Additionally, in conjunction with the mandated rotation of the audit firm’s lead engagement partner, the Audit Committee is directly involved in the selection of the new lead engagement partner.
In 2018, the Audit Committee approved the engagement of Crowe LLP as the Corporation’s independent registered public accounting firm for the fiscal year 2019. This decision, which was ratified by the Board of Directors, followed a comprehensive and competitive review process through which numerous accounting firms were reviewed and evaluated. KPMG LLP has been dismissed as the Corporation’s independent registered public accounting firm, effective upon filing of the Corporation's Annual Report on Form 10-K for the fiscal year ended December 31, 2018.
The Board has determined that each member of the Audit Committee is an independent director under the NASDAQ Listing Rules and Rule 10A-3(b)(1) under the Exchange Act. In addition, the Board has determined that Ms. Hoxsie, Mr. DiMuccio and Director Nominee Ruggieri each qualify as an “audit committee financial expert” under the Exchange Act.
The Audit Committee’s report on our audited financial statements for the fiscal year ended December 31, 2018 appears under the heading “Audit Committee Report” later in this Proxy Statement.
Compensation Committee
The Compensation Committee has a written charter that is available on our website at http://ir.washtrust.com/govdocs.  Generally, the Compensation Committee is responsible for executive and director compensation decisions, and reports all actions to the members of the Corporation’s Board.  The Compensation Committee’s responsibilities and authorities, which are discussed in detail in its charter, include, among other things:

▪	Establishing our compensation philosophy, and reviewing compensation practices to ensure alignment with that philosophy.

▪	Establishing annual compensation for the Chief Executive Officer and all other executive officers including salary, incentive, and equity compensation.

▪	Establishing incentive plans for all employees, and approving awards under such plans to the Chief Executive Officer and all other executive officers.

▪	Establishing director compensation.

▪	Approving equity compensation awards and the terms of such awards to employees and directors.

▪	Reviewing the impact of our compensation practices in relation to the Corporation’s risk management objectives.

▪	Administering our retirement, benefit, and equity compensation plans, programs and policies.
A schedule of meetings and preliminary agenda is approved by the Compensation Committee at the end of each year for the coming fiscal year.  The agenda for Compensation Committee meetings is determined by its Chairperson with the assistance of the Chief Human Resources Officer.  Compensation Committee meetings are regularly attended by the Chief Executive Officer and other members of the senior management team, although they are not voting members nor are they present during executive session

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deliberations regarding their own compensation.  The Compensation Committee meets regularly in executive session without the presence of employee directors and management.
The Compensation Committee has authority under its charter to select, retain, terminate and approve the fees of advisers, counsel or other experts or consultants, as it deems appropriate.  The Compensation Committee has engaged Meridian Compensation Partners, LLC (“Meridian”), an independent compensation consulting firm, to assist in fulfillment of its duties.  Meridian was selected by the Compensation Committee after review of, among other things, the Compensation Committee’s needs, the qualifications of the firm’s personnel, the firm’s independence, the firm’s resources, past experience with the firm, and a good faith estimate of fees, and was not made pursuant to the recommendation of management.  The compensation consultant advises the Compensation Committee with respect to compensation and benefit trends, best practices, market analysis, plan design and establishing targets for individual compensation awards.  The use of an independent compensation consultant provides additional assurance that our executive compensation programs are reasonable and consistent with our philosophy and objectives.   The compensation consultant reports directly to the Compensation Committee, and meets with members at least annually in executive session without the presence of employee directors and management.  The Compensation Committee does not prohibit Meridian from providing services to management, but such engagement must be requested or approved by the Compensation Committee.  The Compensation Committee has considered all relevant factors, including the six factors listed in Rule 10C-1(b)(4) of the Exchange Act and further included in the Compensation Committee’s charter, and determined that no conflict of interest exists with respect to Meridian.
During 2018, Meridian received total remuneration of $61,436 for consulting services on behalf of the Compensation Committee related to compensation analysis and planning.  We did not engage Meridian for any services other than those related to executive and director compensation consulting on behalf of the Compensation Committee.
The Compensation Committee may delegate authority to fulfill certain administrative duties regarding the compensation and benefit programs to our management team.  The Compensation Committee solicits the input and recommendations of the Chief Executive Officer for compensation awards to other executives, including the named executive officers.  Such awards are further discussed in executive session, with decisions made by the Compensation Committee without the Chief Executive Officer’s involvement.
The Compensation Committee’s report on executive compensation appears under the heading “Compensation Discussion and Analysis” later in this Proxy Statement.

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Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information as of February 27, 2019 regarding (i) the beneficial ownership interest in our common stock of the directors and certain executive officers of the Corporation and the Bank, (ii) the beneficial ownership interest of all directors and executive officers of the Corporation, as a group, and (iii) the security holdings of each person, including any group of persons, known by the Corporation to be the beneficial owner of five percent (5%) or more of our common stock outstanding.

	Common Stock	Exercisable Options (a)	Vested Restricted Stock Units (b)	Total (c)	Percentage Of Class
Nominees and Directors:
John J. Bowen	7,290	—	—	7,290	0.04%
Steven J. Crandall	16,023	—	—	16,023	0.09%
Robert A. DiMuccio, CPA	7,405	—	—	7,405	0.04%
Edward O. Handy III	8,018	—	—	8,018	0.05%
Constance A. Howes, Esq.	200	—	—	200	—%
Katherine W. Hoxsie, CPA	132,683	—	—	132,683	0.77%
Joseph J. MarcAurele	63,234	—	—	63,234	0.36%
Kathleen E. McKeough	11,910	—	—	11,910	0.07%
Victor J. Orsinger II, Esq. (d)	10,823	—	1,960	12,783	0.07%
H. Douglas Randall III	19,788	—	—	19,788	0.11%
John T. Ruggieri	—	—	—	—	—%
Edwin J. Santos	3,000	—	—	3,000	0.02%
John F. Treanor	12,893	—	—	12,893	0.07%
Certain Executive Officers:
Mark K.W. Gim	18,044	4,100	—	22,144	0.13%
Ronald S. Ohsberg	—	—	—	—	—%
James M. Hagerty	7,732	4,000	—	11,732	0.07%
Kathleen A. Ryan	—	—	—	—	—%
All directors, nominees and executive officers as a group (23 persons)	349,491	26,190	1,960	377,641	2.18%
Beneficial Owners:
Jean M. Wallace (e) 680 Steamboat Rd., Greenwich, CT 06830	1,068,417	—	—	1,068,417	6.16%
Jean and David W. Wallace Foundation (f) 680 Steamboat Rd., Greenwich, CT 06830	1,983,417	—	—	1,983,417	11.44%
BlackRock, Inc. (g) 55 East 52nd St., New York, NY 10055	1,132,563	—	—	1,132,563	6.53%
Principal Global Investors, LLC (h) 801 Grand Ave., Des Moines, IA 50392	953,914	—	—	953,914	5.50%

(a)	Stock options that are or will become exercisable within 60 days of February 27, 2019.

(b)	Restricted stock units that are or will become vested within 60 days of February 27, 2019.

(c)
Total does not include a performance share unit award for Messrs. Handy, Gim, Hagerty and certain other executive officers that is based on the Corporation’s relative performance during the measurement period, which ended December 31, 2018 and was further subject to a time-based vesting period, which ended on January 20, 2019.  Relative performance results were not available as of March 12, 2019, and therefore, the final awards have not been ascertained.  Information regarding these grants including the current performance assumption is presented under the heading “Outstanding Equity Awards at Fiscal Year End” later in this Proxy Statement.

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(d)	Mr. Orsigner will reach age 72 prior to the Annual Meeting, and pursuant to our by-laws, will resign from the Board effective April 23, 2019.

(e)
Based on information set forth in a Schedule 13G/A filed with the SEC on February 14, 2019. Includes 915,000 shares held by the Jean and David Wallace Foundation, of which Mrs. Wallace serves as Trustee.

(f)
Based on information set forth in a Schedule 13G/A filed with the SEC on February 14, 2019.  These shares are also included in the shares owned by Jean M. Wallace as discussed in more detail in footnote (e) above.

(g)	Based on information set forth in a Schedule 13G/A filed with the SEC on February 6, 2019.

(h)	Based on information set forth in a Schedule 13G filed with the SEC on February 14, 2019.

Executive Officers
The following is a list of all executive officers of the Corporation and the Bank with their titles, current ages and years of service, followed by certain biographical information.

Name	Title	Age	Years of Service
Edward O. Handy III	Chairman and Chief Executive Officer of the Corporation and the Bank	57	5
Mark K.W. Gim	President and Chief Operating Officer of the Corporation and the Bank	52	25
Ronald S. Ohsberg	Senior Executive Vice President, Chief Financial Officer and Treasurer of the Corporation and the Bank	54	1
Kristen L. DiSanto	Senior Executive Vice President, Chief Human Resources Officer and Corporate Secretary of the Corporation and the Bank	49	24
William K. Wray, Sr.	Senior Executive Vice President and Chief Risk Officer of the Bank	60	3
Debra A. Gormley	Executive Vice President and Chief Retail Banking Officer of the Bank	63	8
James M. Hagerty	Executive Vice President and Chief Lending Officer of the Bank	61	6
Maria N. Janes, CPA	Executive Vice President and Controller of the Corporation and the Bank	48	21
Mary E. Noons	Executive Vice President and Chief Retail Lending Officer of the Bank	57	26
Kathleen A. Ryan, Esq.	Executive Vice President and Chief Wealth Management Officer of the Bank	53	3
Dennis L. Algiere	Senior Vice President, Chief Compliance Officer & Director of Community Affairs of the Bank	58	23
Biographical information for Mr. Handy is provided under the heading “Proposal 1: Election of Directors” earlier in this Proxy Statement.
Mark K. W. Gim joined the Bank in 1993 and held various positions of increasing responsibility in financial planning and asset/liability management.  In 2000, he was promoted to Senior Vice President – Financial Planning and Asset/Liability Management of the Bank.  He was named Executive Vice President and Treasurer of the Corporation and the Bank in 2008, and had the added responsibility of oversight of the Retail Banking Division from 2011 through 2013. He was promoted to Executive Vice President, Wealth Management and Treasurer in 2013, and to Senior Executive Vice President, Wealth Management and Treasurer in 2015. In June 2017, he was named Senior Executive Vice President, Wealth Management

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and Chief Strategy Officer. In March 2018, Mr. Gim was promoted to President and Chief Operating Officer of the Corporation and the Bank.
Ronald S. Ohsberg, CPA joined the Bank in 2017 as Executive Vice President and Treasurer. In September 2017, he was promoted to Senior Executive Vice President and Treasurer. He was promoted to Senior Executive Vice President, Chief Financial Officer and Treasurer in February 2018. Prior to joining the Bank, he served as Executive Vice President, Finance for Linear Settlement Services from July 2016 to May 2017 where he was responsible for all finance and accounting matters for the company. He served as Executive Vice President, Corporate Controller and Chief Accounting Officer for Citizens Financial Group from 2009 to April 2016 where he was responsible for financial operations and reporting.
Kristen L. DiSanto joined the Bank in 1994 and held positions of increasing responsibility within Human Resources.  She was promoted to Senior Vice President, Human Resources in 2009, and to Executive Vice President, Human Resources in 2012. She was promoted to Senior Executive Vice President, Chief Human Resources Officer and Assistant Secretary of the Corporation and the Bank in September 2017. She was promoted to Senior Executive Vice President, Chief Human Resources Officer and Corporate Secretary of the Corporation and the Bank in February 2018.
William K. Wray, Sr. joined the Bank in 2015 as Senior Vice President, Risk Management. He was promoted to Executive Vice President and Chief Risk Officer in September 2015 and to Senior Executive Vice President and Chief Risk Officer in September 2017.  Prior to joining Washington Trust, he served as Chief Operating Officer for Blue Cross Blue Shield of Rhode Island from 2009 to 2015. From 1993 to 2008, he served in various executive leadership positions for Citizens Bank including Vice Chairman and Chief Information Officer, including responsibility for corporate risk and compliance programs.
Debra A. Gormley joined the Bank in 2011 as Senior Vice President, Retail Banking. She was promoted to Executive Vice President, Retail Banking in 2014, and appointed Executive Vice President and Chief Retail Banking Officer in 2018.
James M. Hagerty joined the Bank in 2012 as Executive Vice President and Chief Lending Officer. From December 2001 until he joined Washington Trust, he served as Senior Vice President, Rhode Island Market Manager, for Citizens Bank, responsible for middle market and not-for-profit commercial lending.
Maria N. Janes, CPA joined the Bank in 1997 as Accounting Officer, and was named Assistant Controller later that year. She has served as Controller since 1998, and was named Assistant Vice President in 1998; Vice President in 1999; and Senior Vice President in 2010. In 2016, she was promoted to Executive Vice President and Controller, and designated as Principal Accounting Officer of the Corporation and the Bank.
Mary E. Noons joined the Bank in 1992 and has held positions of increasing responsibility in managing lending support, loan operations, secondary market, consumer lending, mortgage operations and mortgage origination. She was promoted to Senior Vice President in 2011. In March 2016, she was promoted to Retail Lending division head, assuming responsibility for all mortgage and consumer lending activities. She was promoted to Executive Vice President in September 2016, and appointed Executive Vice President and Chief Retail Lending Officer in 2018.
Kathleen A. Ryan, Esq. joined the Bank in 2015 as Senior Vice President, Client Services and Trust and Estate Services. In September 2017, she was promoted to Executive Vice President, Wealth Management. In March 2018, she was promoted to Executive Vice President and Chief Wealth Management Officer. Prior to joining the Bank, she was a partner at the law firm of Partridge Snow & Hahn LLP from 2001 to 2015, serving as Chair for the firm’s Trusts & Estates practice from 1999 to 2015.
Dennis L. Algiere joined the Bank in 1995 as Compliance Officer. He was promoted to Vice President, Compliance in 1996 and to Senior Vice President, Compliance and Community Affairs in 2001.  He was named Senior Vice President, Chief Compliance Officer and Director of Community Affairs in 2004.

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Compensation Risk Analysis
Annually, the Compensation Committee (the “Committee”) performs a complete review of the Corporation’s short-term and long-term incentive compensation plans to assess and ensure that arrangements do not encourage executives and/or other employees to take excessive risks.  The Committee Chair presents the results of this review to the Board.
As part of the review, the Committee analyzes governance practices, plan design, and policies and internal controls. The Committee identifies areas of material risk to the Corporation, including operational, credit, interest rate, liquidity, compliance, strategic and reputational risks.  Following the completion of a detailed analysis, the Committee concluded that all incentive plans appropriately balance risk and reward, and align employee interests with shareholders based on the following observations:

▪
We structure our pay to consist of fixed (salary) and variable compensation (cash incentive and equity). We believe variable elements provide an appropriate percentage of overall compensation to motivate executives to focus on performance, while fixed elements provide an appropriate and fair compensation level that does not encourage executives to take unnecessary or excessive risks.

▪	Our compensation program balances short-term and long-term performance, and does not place inappropriate focus on achieving short-term results at the risk of long-term, sustained performance.

▪
Most incentive plans (including plans covering executive officers) include a threshold, target and maximum award.  By establishing a maximum, we ensure that the compensation mix remains within acceptable ranges and limit excessive payments under any one element.

▪	All incentive plan designs are reviewed and approved by the Committee annually.

▪
Performance targets for the Annual Performance Plan, which covers most executives, are established annually by the Board.  We have internal controls over the measurement and calculation of the performance metrics, which are designed to prevent manipulation of results by any employee, including the executives. Additionally, the Board monitors the corporate performance metrics each month.

▪	The Committee has the discretion to modify any plan payment downwards, allowing for consideration of the circumstances surrounding corporate and/or individual performance.

▪
The incentive programs covering named executive officers include a “clawback” provision requiring the executives to reimburse the Corporation for any plan payment that would not have been earned based on restated financial results.  This provision is intended to discourage executives from manipulating performance results that would assure a payment.

▪	There are appropriate internal controls and oversight of the approval and processing of payments.

▪	There are robust internal controls and segregation of duties throughout the Corporation, including areas responsible for making credit and investment decisions as well as financial reporting.

▪
The Corporation has a strong risk management and corporate governance framework to identify, measure, monitor and control current and emerging material risks. We have appointed a Chief Risk Officer to assist the Board and executive leadership in managing our overall risk program. Additionally, various committees of management and the Boards of the Corporation and the Bank may be responsible for evaluating and managing the risks associated with credit granting, interest rate and liquidity, investment portfolio management, fiduciary services and technology.

▪
Equity compensation consists of performance share units, restricted stock units, and stock options, which vest over a minimum of three years. These grants encourage a long-term perspective on overall corporate performance, which ultimately influences share price appreciation.  Equity compensation helps to motivate long-term performance, balancing the cash incentives in place to motivate short-term performance.

▪	Annually, the Committee reviews our 25 top paid employees, regardless of position, providing added context and oversight to overall compensation throughout the Corporation.

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Compensation Discussion and Analysis
The Committee has responsibility for establishing, implementing and continually monitoring adherence with our compensation philosophy. The Committee ensures that the total compensation paid to senior executives is fair, reasonable, competitive, performance-based and aligned with shareholder interests.

Executive Summary
The Corporation had another year of exceptional performance in 2018, highlighted by record earnings and growth along key business lines despite financial market volatility. We continue to be a high performing regional bank with a unique competitive business model that features revenue diversity, a proven growth strategy, lower risk profile, and solid capital position, while delivering consistent shareholder returns. We continue to gain market share, attract new clients, and build existing relationships by focusing on service excellence and offering superior retail, business and wealth management products. Furthermore, we believe the Corporation is well positioned to continue its positive growth momentum into 2019 and beyond. Key highlights of our performance and resulting compensation actions include:

How Did We Perform In 2018?
Wealth Management	Mortgage Banking	Lending	Retail Banking
At year end, assets under administration stood at $5.9 billion and wealth management revenues were $38.3 million.	Mortgage banking revenues totaled $10.4 million. Total origination volume was $762.6 million.	Total loans (commercial, residential and consumer) reached a record $3.7 billion at year end, an increase of more than 9% over the prior year.	Deposits reached a record $3.5 billion at year end, up nearly 9% from the prior year.

Corporate Results
Strong profitability results	Strong relative performance	Asset quality	Increased shareholder value
We generated $68.4 million in net income or $3.93 per diluted share. Return on equity (ROE) was 16.20% and return on assets (ROA) was 1.46%.	ROE, ROA, dividend yield, total non-interest income as a percentage of total revenue and price to book ratio exceeded the 88th percentile of industry peers(a).	Asset quality indicators remained strong as nonperforming assets were 0.28% of total assets at December 31, 2018.	We increased our dividend in 2018 by 22 cents, or 14%, over the prior year. This resulted in a dividend yield of 3.70% for 2018.

How Did We Pay Our Executives?
Reasonable merit increases	Bonus payments aligned with strong performance	100% performance-based equity grants, a leading best practice
The Committee approved modest base salary increases for 2018 and 2019 in line with market trends.	Based on strong performance results, plan formulas resulted in above target payments under the Annual Performance Plan.	All equity awards to our named executive officers were granted as performance share units, which will be earned based on relative performance over a 3 to 5 year period.
(a) Industry comparator peer group includes all publicly-traded banks and thrifts located in New England and the Mid-Atlantic (excluding institutions in Puerto Rico) with assets of $2.0 billion to $9.0 billion (Source: SNL Financial, for companies reporting as of March 1, 2019).
The actions and the Committee’s decision-making process are further explained in the narrative following this summary. We believe these actions underscore that our compensation programs are built on a

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foundation of compensation best practices and sound governance practices, which we believe our shareholders demand, including:

What We Do
✓	Ensure pay for performance alignment
✓ Allocate a significant portion of total compensation to performance-based pay
✓ Grant 100% of long-term equity as performance-based awards for our named executive officers
✓ Award based on both absolute and relative performance metrics
✓ Review both realized and realizable pay
✓	Engage an independent compensation consultant who reports directly to the Compensation Committee
✓	Benchmark our practices annually to ensure executive compensation remains consistent with the market
✓	Subject short-term and long-term incentive payments to caps
✓	Perform an annual compensation risk assessment
✓	Maintain share ownership guidelines
✓	Require that change in control agreements contain a double trigger
✓	Maintain a clawback policy
What We Don’t Do
✗	We don’t maintain employment contracts
✗	We don’t provide excise tax gross-up on change in control payments
✗	We don’t provide excessive perquisites
✗	We don’t allow repricing of underwater options without shareholder approval
✗	We don’t provide current payment of dividends or dividend equivalents on unearned long-term incentives
✗	We don’t allow executive officers to engage in hedging transactions

Leadership Transition
Messrs. MarcAurele and Devault retired on March 2, 2018 and January 31, 2018, respectively. We executed our succession plan, which included the promotion of (a) Mr. Handy, who had served as President and Chief Operating Officer since 2013, to Chairman and Chief Executive Officer of the Corporation and the Bank; (b) Mr. Gim, who has more than 25 years of experience in various positions of increasing responsibility with the Corporation, to President and Chief Operating Officer of the Corporation and the Bank; (c) Mr. Ohsberg who had served as Senior Executive Vice President and Treasurer to Senior Executive Vice President, Chief Financial Officer and Treasurer of the Corporation and the Bank; and (d) Ms. Ryan who had served as Executive Vice President, Wealth Management Client Services to Executive Vice President and Chief Wealth Management Officer of the Bank. The successful leadership transition impacted several compensation decisions. Messrs. Handy and Gim received compensation packages commensurate with their new roles as well as a one-time promotional performance share unit grant that is earned, if at all, based on the performance of the Corporation over the next five years. Although Messrs. MarcAurele and Devault are no longer officers of the Corporation, disclosure is being made with respect to their 2018 compensation where required. These decisions are further outlined in this “Compensation Discussion and Analysis”.

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Executive Compensation Philosophy and Objectives
Our success is highly dependent on hiring, developing and retaining qualified people who are motivated to perform for the benefit of our shareholders, customers and community.  The Committee believes that an effective executive compensation program should be designed to reward the achievement of specific annual, long-term and strategic goals, and align executive interests with shareholders, with the ultimate objective of enhancing shareholder value.  The goal of our compensation program is to compensate senior leadership in a manner that encourages superior corporate performance, defined as at or above the top third of our peers.
Our compensation program places emphasis on:

▪	attracting and retaining the best talent in the financial services industry;

▪	providing compensation for key executives that is competitive with similarly-sized financial institutions;

▪	linking pay to performance;

▪	motivating executives to achieve the goals set in our strategic plan;

▪	returning a fair value to shareholders; and

▪	ensuring that compensation supports sound risk management practices.
To these ends, the Committee believes that compensation packages provided to executives, including the named executive officers listed in this Proxy Statement, should include both cash and stock-based compensation that reward short and long-term performance as measured against established goals, both on an absolute and relative basis.

Factors Considered in Determining Pay Programs and Making Pay Decisions
The Committee is responsible for all executive compensation decisions and reports all actions to the Corporation’s Board. The following chart outlines the primary factors considered in determining executive compensation:

Determining Pay for the Chief Executive Officer		Determining Pay for Other Named Executive Officers
-	Compensation consultant’s analysis	-	Compensation consultant’s analysis
-	Market benchmarks	-	Market benchmarks
-	Corporate performance	-	Corporate and business unit performance
-	Internal and external economic conditions	-	Internal and external economic conditions
-	Tally sheets and wealth accumulation analyses	-	Tally sheets and wealth accumulation analyses
-	Compensation relative to other executives	-	Compensation relative to other executives
-	Assessment of the Chief Executive Officer’s performance by the independent directors of the Corporation’s Board	-	Chief Executive Officer’s assessment of the executive’s performance and compensation recommendations

Benchmarking Compensation
Prior to the beginning of the fiscal year, the Committee consulted with an independent compensation consulting firm to assess the competitiveness and effectiveness of our executive compensation program.  The compensation consultant provided an analysis of base salary, short-term incentive, long-term incentive and benefit practices of comparable companies in the banking industry.  The compensation consultant considered individual compensation elements as well as the total compensation package, and assessed the relationship of pay to performance.

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In performing this analysis, the consultant used a peer group of banking institutions, which was reviewed and approved by the Committee.  The peer group included institutions of generally similar asset size, regional location, and to the extent possible, organizations with a wealth management business line since this represents a significant part of our business model.  At the time of peer group selection, the Corporation was positioned approximately at the median of the peer group in terms of total assets, with asset size ranging from $2.0 billion to $9.0 billion (approximately one-half to two times the size of the Corporation). All banks were based in the Northeast and Mid-Atlantic region.  The peer group used in the report presented for consideration of 2018 compensation decisions consisted of the following financial institutions:

Arrow Financial Corporation	Boston Private Financial Holdings, Inc.	Brookline Bancorp, Inc.
Bridge Bancorp, Inc.	Bryn Mawr Bank Corporation	Camden National Corporation
Century Bancorp, Inc.	CNB Financial Corporation	Enterprise Bancorp
First Commonwealth Financial Corp.	First of Long Island Corporation	Independent Bank Corp.
Lakeland Bancorp, Inc.	NBT Bancorp Inc.	OceanFirst Financial Corp.
Peapack-Gladstone Financial Corp.	S & T Bancorp, Inc.	Sandy Spring Bancorp, Inc.
Tompkins Financial Corporation	TrustCo Bank Corp NY	United Financial Bancorp, Inc.
Univest Corporation of Pennsylvania	WSFS Financial Corporation

A peer group analysis is limited to those positions for which compensation information is disclosed publicly. Therefore, the compensation consultant also relied on published compensation surveys to supplement peer group information. The McLagan Regional Banking Survey was used for the 2018 study.  Similar asset and regional scope comparisons were used for the benchmarking analysis.
Setting Pay and Mix
We target total compensation at the 50th percentile of market pay, with opportunities for upward or downward adjustment based on actual corporate performance on an absolute and relative basis. Each executive has a target total compensation opportunity that consists of base salary, short-term cash incentive and long-term equity compensation elements. We believe that our target compensation mix (outlined below) allows our compensation to vary appropriately based on corporate and individual performance in a manner that is aligned with shareholder interests and represents sound risk management principles.

Target Pay Mix
CEO
28.6%
52.4%
Performance Based
47.6%
23.8%
All Other Executives
24.0%
47.2%
Performance Based
52.8%
23.2%
Base Salary
Short Term Incentives
Long Term Incentives

Because a substantial portion of compensation is based on short-term and long-term corporate, divisional and individual performance results, total compensation, as well the percentage of compensation delivered under each element, will vary annually. We believe that our most senior executives should have a significant portion of pay provided through performance-based compensation elements and therefore, be at risk to the executives.

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Tally Sheets and Wealth Accumulation Analyses
Annually, the Committee reviews a presentation of total compensation or “tally sheet,” for each executive officer. This detailed analysis of actual and potential compensation includes:

▪	a summary of total compensation for the current and previous fiscal year, including actual allocation to each compensation element;

▪	incentive opportunity and related performance levels needed to achieve threshold, target and maximum payouts;

▪	the value of perquisites, if applicable;

▪	potential value of unvested equity grants at various levels of stock performance;

▪	overall total compensation ranking within the Corporation; and

▪	potential post-employment payments.
The Committee uses the tally sheets to evaluate each executive officer’s total compensation, as well as the impact of the Corporation’s performance on compensation. We believe this analysis is an integral part of our evaluation of the executive compensation program.
The Role of Shareholder Say-on-Pay Votes
The Corporation provides its shareholders with the opportunity to cast an annual advisory vote to approve the compensation of the named executive officers (the “say-on-pay proposal”). At the Annual Meeting of Shareholders held on April 24, 2018, 98% of the votes cast on the say-on-pay proposal were voted in favor of the proposal. We believe this affirms shareholders’ support of our approach to executive compensation, and did not significantly change the approach in 2018. The Committee will continue to consider the outcome of annual say-on-pay votes when making future compensation decisions for the named executive officers.

Base Salary
Our base salaries consider market pay levels and reflect individual roles, performance, experience and leadership contribution.  Generally, base salaries are targeted at the 50th percentile of our peer group. The Committee approved base salaries for the named executive officers as outlined below. The base salaries of Messrs. Handy and Gim were increased in 2018 to reflect the significant increase in their responsibilities, as they assumed the roles of Chairman & CEO and President & COO, respectively.

	2017 Salary	2018 Salary	2019 Salary
Handy	$425,000	$575,000	$600,000
Gim	$283,000	$340,000	$351,000
Ohsberg	$285,000	$294,000	$303,000
Ryan	$275,000	$284,600	$295,000
Hagerty	$260,000	$280,000	$290,000

Short-Term Cash Incentive Compensation
The Committee believes that cash incentives are instrumental in motivating and rewarding executives for achievement of annual corporate and division goals.  All of our named executive officers participate in our Annual Performance Plan.  Beginning in 2018, Ms. Ryan also participated in our Wealth Management Business Building Incentive Plan, which rewards achievement of growth targets for the wealth management business unit.
Plan terms, including the target bonus levels and relationship of payouts to achievement of financial metrics, were established by the Committee in consultation with the independent compensation consultant.  Annually, the Committee reviews the plans to ensure that they are designed in a manner that continues to motivate employees to achieve our strategic goals.

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Cash Incentive Opportunities Under Annual Performance Plan
The Annual Performance Plan provides the opportunity to earn cash awards based on achievements relative to predefined corporate financial goals and individual performance. The plan has a maximum payout of 150% of target under both the corporate and individual performance components. The target incentive opportunity is a percentage of base salary earnings, and varies by role and level of responsibility as outlined in the following table.

	2018 Target Incentive Opportunity	Allocation
		Corporate Performance	Individual Performance
Handy	50%	70%	30%
Gim	40%	70%	30%
Ohsberg	35%	60%	40%
Ryan	30%	60%	40%
Hagerty	35%	60%	40%
MarcAurele	50%	70%	30%
Devault	40%	60%	40%

Regardless of the actual award determined by the plan parameters, the Committee has the discretion to modify any award downwards. The plan also contains a “clawback” provision as further described under the heading “Recoupment (Clawback) Policy” later in this Proxy Statement.
Performance Measures
Corporate performance is based on three financial metrics - net income, fully diluted earnings per share (EPS), and return on equity (ROE), with each metric receiving equal weighting.  We believe these measures are an appropriate reflection of our annual performance, profitability, and contribution to shareholders.
At the beginning of each year, the Board establishes performance targets based on our strategic objectives.  At the end of each year, the actual performance for each of the financial metrics is measured separately against its target. Corporate performance exceeding a threshold of 80% of the performance target will result in progressively increasing payment levels, ranging from 50% to 150% of the target award as outlined below.

Corporate Performance Results	Award Level (as a % of Target)
<80.0%	0.0%
80.0% to 82.4%	50.0%
82.5% to 87.4%	62.5%
87.5% to 92.4%	75.0%
92.5% to 97.4%	87.5%
97.5% to 102.4%	100.0%
102.5% to 107.4%	112.5%
107.5% to 112.4%	125.0%
112.5% to 117.4%	137.5%
117.5% +	150.0%

In order to qualify for an individual performance award, the weighted average of the financial metrics must be at least 80%. Once this threshold level is achieved, individual performance awards range from 0% to 150% of the target, based on an assessment of executive performance against expectations established at the beginning of each year. Individual performance for the Chief Executive Officer is determined with consideration of matters such as leadership of the senior management team, community involvement and presence, market expansion and enhancement, strategic planning and implementation, corporate

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governance, investor relations, talent acquisition and development, risk management and ability to focus the Corporation on the long-term interests of our shareholders.  For the other named executive officers, individual performance is determined with consideration of matters such as leadership, strategic planning, and achievement of business unit operational and/or production goals. The Committee relies upon the assessment of the performance of the Chief Executive Officer by the independent directors of the Corporation’s Board, and considers the Chief Executive Officer’s assessment of the performance of all other senior executives.
2018 Awards
Corporate performance targets and actual results for 2018 are outlined in the following table. This performance resulted in a payout of 112.5% for the corporate performance component.

Metric	2018 Performance Targets	2018 GAAP Results	Award Level
Net Income	$66,182,000	$68,432,000	112.50%
EPS	$3.77	$3.93	112.50%
ROE	15.21%	16.20%	112.50%
Final Corporate Performance Award			112.50%

Individual performance was assessed based on the criteria described earlier.  The Committee noted the following regarding the individual performance of the named executive officers:

▪
Mr. Handy received a 150.0% award under the individual performance component due to strong leadership of the Corporation as evidenced by our strong results, including record 2018 earnings, continued solid profitability results and strong peer group performance. In making this award determination, the Committee gave significant consideration to the smooth transition within the leadership ranks of the Corporation as Mr. MarcAurele retired and Mr. Handy assumed the role of Chairman and Chief Executive Officer; Mr. Gim was promoted to President and Chief Operating Officer following Mr. Handy’s promotion; Mr. Ohsberg assumed the role of Chief Financial Officer following Mr. Devault’s retirement; and Ms. Ryan was promoted to Chief Wealth Management Officer following Mr. Gim’s promotion. Despite this significant change in the leadership team, all lines of business continued to perform well and the Corporation posted all-time high levels of total deposits and loans and reached $5 billion in total assets. Additionally, the Committee recognized Mr. Handy’s efforts in providing leadership for strategic initiatives; strengthening and expanding the corporate brand; driving organic growth while effectively managing risk; acquiring key talent in order to position the Corporation for future success; and strong contribution to our investor relations efforts.

▪
Mr. Gim received a 150.0% award under the individual performance component due to strong job performance, as well as his contributions to the Corporation’s overall success. In making this award determination, the Committee gave significant consideration to the smooth transition within the leadership ranks mentioned previously. During 2018, Mr. Gim successfully assumed oversight responsibility for our retail banking, wealth management, mortgage, retail lending, and marketing activities, and under his leadership these divisions achieved solid results. Additionally, the Committee recognized Mr. Gim’s significant contribution to the planning and execution of strategic initiatives, as well as his strong contribution to our investor relations efforts.

▪
Mr. Ohsberg received a 98.5% award under the individual performance component due to solid job performance, as well as his contributions to the Corporation’s overall success. This includes, most notably, strategic guidance regarding key financial aspects of our business, leadership in executing strategic initiatives, his strong contribution to our investor relations efforts and the successful assumption of the role of Chief Financial Officer following Mr. Devault’s retirement.

▪	Ms. Ryan received a 100.6% award under the individual performance component due to solid job performance, as well as her contributions to the Corporation’s overall success. This includes, most

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notably, the successful assumption of the role of Chief Wealth Management Officer following Mr. Gim’s promotion and her strategic efforts to increase the profitability of the wealth management division through maximizing capabilities, optimizing systems, creating new service models, streamlining processes, leveraging internal talent, and focusing the entire team on client acquisition and retention efforts.

▪
Mr. Hagerty received a 124.6% award under the individual performance component due to strong job performance. Under his leadership, total commercial loans surpassed $2.0 billion at the end of 2018, up 10% from 2017 and the Corporation had successful deposit gathering results for commercial and cash management customers, which contributed to a record $3.5 billion in total deposits as of December 31, 2018.

▪
Mr. MarcAurele received a pro-rata 150.0% award under the individual performance component due to his strong leadership of the Corporation prior to his retirement. In making this award determination, the Committee gave significant consideration to the smooth transition within the leadership ranks mentioned previously recognizing Mr. MarcAurele’s efforts in acquiring key talent in order to position the Corporation for future success; ensuring a strong succession plan; and executing a smooth internal transition leading up to his retirement and the retirement of Mr. Devault.

▪
Mr. Devault received a pro-rata 100.5% award under the individual performance component due to strong job performance, as well as his contributions to the Corporation’s overall success. This includes, most notably, strategic guidance regarding key financial aspects of our business, significant contributions in support of effective governance practices, leadership in executing strategic initiatives, his strong contribution to our investor relations efforts and the successful transition of his responsibilities of Chief Financial Officer and Secretary prior to his retirement.

Annual Performance Plan awards for the named executive officers are outlined in the following table:

	Corporate Performance Component Award (112.5%)	Individual Performance Component Award (0-150%)	Total Plan Payment	Overall Percentage of Plan Target
Handy	$226,406	$129,375	$355,781	123.7%
Gim	$107,100	$61,200	$168,300	123.8%
Ohsberg	$69,458	$40,542	$110,000	106.9%
Ryan	$57,632	$34,368	$92,000	107.8%
Hagerty	$66,150	$48,850	$115,000	117.3%
MarcAurele (a)	$47,888	$27,365	$75,253	123.8%
Devault (a)	$10,092	$6,008	$16,100	107.7%

(a)	Amount listed reflects prorated awards for Messrs. MarcAurele and Devault as a result of their retirements on March 2, 2018 and January 31, 2018, respectively.
_______________________
Wealth Management Business Building Incentive Plan
In 2018, Ms. Ryan was eligible for an additional bonus payment based upon the performance of the wealth management division.  This incentive is intended to drive growth in the wealth management business line, which is an important contributor to our net income.  Plan performance is measured in terms of division pre-tax earnings, revenues, and net new assets under management (new accounts and solicited additions/upgrades less lost business, excluding routine flows and market appreciation/depreciation).  The target payment is $90,000 ($30,000 for each metric), with a range of 0% to 150% based upon actual performance.  The plan payment is determined by assessing achievement of each metric individually against its target.  Performance exceeding a threshold of 70% of the performance target will result in progressively increasing payment levels, ranging from 25% to 150% of the target award.  Regardless of the actual award determined by the plan parameters, the Committee has the discretion to modify any award downwards. The plan also contains a “clawback” provision as further described under the heading “Recoupment (Clawback) Policy” later in this Proxy Statement.

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In 2018, plan targets were:  (i) division pre-tax earnings of $14,135,000; (ii) division revenues of $43,280,354; and (iii) net new assets under management of $65,000,000.  During 2018, the wealth management division met 94.2% of the pre-tax earnings goal, 88.6% of the revenue goal, and did not meet the minimum threshold for the net new assets under management goal.  This performance resulted in a total bonus payment of $48,750 to Ms. Ryan under this plan, which is equal to 54.2% of the plan target.

Long-Term Equity Incentive Compensation (Performance-Based Equity)
The granting of stock-based incentives is viewed as a desirable long-term incentive compensation strategy because it closely links the interests of management with shareholders; provides an opportunity for increased executive stock ownership; aids in executive retention; and rewards executives for focusing on long-term stock value.  In determining the form of equity to be granted, the Committee considers many factors, including the ability to drive corporate performance; retention and stock ownership; tax and accounting treatment; and impact on dilution.
Performance Share Unit Grant in 2018
We are committed to providing compensation that reinforces a strong link between pay and performance for our executive leadership team. Our equity compensation program is designed to achieve this objective. Therefore, 100% of all long-term equity incentive grants to named executive officers were made in the form of performance share units in 2018. The awards were designed to position total compensation at the 50th percentile with opportunities for upward and downward adjustment based on actual corporate performance compared to an industry comparator group, providing true pay for performance through the leveraging of equity awards.
Selecting and defining the performance measurements for the award was a critical decision for the Committee. Measures needed to reflect our strategic plan and growth strategy, as well as shareholder expectations.  In addition, measures had to be within the control and influence of the grantees so that there is a true correlation between actual contribution and reward.  After reviewing a number of performance metrics, the Committee decided to base performance on relative core return on equity (“Relative Core ROE”) and relative core earnings per share growth (“Relative Core EPS Growth”), with the two metrics having equal weighting. Provisions related to the annual equity grant for 2018 are outlined below.

▪	Range of potential awards: 0% to 200% of the target award

▪	Performance measurement period: January 1, 2018 through December 31, 2020

▪
Performance criteria: Relative Core ROE and Relative Core EPS Growth performance. Core measurements are defined by SNL Financial as GAAP results adjusted to use net income after taxes and before extraordinary items, less net income attributable to non-controlling interest, gain on the sale of held to maturity and available for sale securities, amortization of intangibles, goodwill and nonrecurring items. SNL Financial uses a consistent tax rate in all tax adjusted metrics.

▪
Industry comparator group: All publicly-traded banks and thrifts located in New England and the Mid-Atlantic (excluding institutions in Puerto Rico) with assets of $2.0 billion to $9.0 billion (based on information published by SNL Financial).

▪	Dividend equivalents: Dividends will be paid retroactively in cash only on earned shares once the award is earned and the earned shares are actually issued.

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2018 performance share unit grants for the named executive officers are summarized in the following table:

	Range of Payouts (# of Shares)
	Minimum	Threshold	Target	Maximum
Relative Performance (a)	0-25th percentile	25th percentile	50th percentile	100th percentile
Handy	—	3,150	6,300	12,600
Gim	—	1,550	3,100	6,200
Ohsberg	—	1,200	2,400	4,800
Ryan	—	1,088	2,175	4,350
Hagerty	—	1,088	2,175	4,350

(a)
The Corporation must achieve threshold performance at the 25th percentile for each metric to qualify for an award based on that metric. Payouts range from 50% to 200% of the target award based on a straight line interpolation for performance from the 25th percentile to the 100th percentile.

______________________

Except as outlined in the next sentence, each award is subject to forfeiture in the event of the executive’s termination of employment prior to the three-year anniversary of the grant. Each award is subject to acceleration in the event of a change in control, death, retirement or disability prior to the three-year anniversary of the grant, with the number of earned shares based on the Corporation’s performance during a shortened performance period. This shortened performance period will include any completed calendar year and year-to-date performance through the last completed calendar quarter preceding the acceleration event, with partial years weighted accordingly. In the event of retirement or disability, the earned shares will be further adjusted for the number of completed months within the 36-month vesting period. The awards contain a “clawback” provision as further described under the heading “Recoupment (Clawback) Policy” later in this Proxy Statement.
Promotional Performance Share Unit Grant in 2018
In addition to the annual grant described above, Messrs. Handy and Gim each received an additional grant during 2018 in recognition of their new positions. In making these one-time, performance-based promotional grants, the Committee intended to create an incentive that would focus the new leadership team on achieving superior five-year relative performance. These grants were structured in the same manner described above, except that the performance measurement period will be from January 1, 2018 through December 31, 2022.
2018 promotional awards for Messrs. Handy and Gim are summarized in the following table:

	Range of Payouts (# of Shares)
	Minimum	Threshold	Target	Maximum
Relative Performance (a)	0-25th percentile	25th percentile	50th percentile	100th percentile
Handy	—	1,385	2,770	5,540
Gim	—	695	1,390	2,780

(a)
The Corporation must achieve threshold performance at the 25th percentile for each metric to qualify for an award based on that metric. Payouts range from 50% to 200% of the target award based on a straight line interpolation for performance from the 25th percentile to the 100th percentile.

______________________

Except as outlined in the next sentence, each promotional award is subject to forfeiture in the event of the executive’s termination of employment prior to the five-year anniversary of the grant. Each award is subject to acceleration in the event of a change in control, death, retirement or disability prior to the five-year anniversary of the grant, with the number of earned shares based on the Corporation’s performance during a shortened performance period. This shortened performance period will include any completed calendar year and year-to-date performance through the last completed calendar quarter preceding the acceleration

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event, with partial years weighted accordingly. In the event of retirement or disability, the earned shares will be further adjusted for the number of completed months within the 60-month vesting period. The awards contain a “clawback” provision as further described under the heading “Recoupment (Clawback) Policy” later in this Proxy Statement.
2015 Performance Share Unit Awards that Became Earned in 2018
In 2015, Messrs. Handy, Gim, Hagerty, MarcAurele and Devault were granted performance share units with an opportunity to earn from 0% to 200% of the target award based on the Corporation’s Relative Core EPS Growth and Relative Core ROE performance during the measurement period of January 1, 2015 through December 31, 2017. These grants were structured in the same manner described earlier, except that the industry comparator group was based on all publicly-traded banks and thrifts located in New England and the Mid-Atlantic (excluding institutions in Puerto Rico) with assets of $1.5 billion to $7.0 billion. On March 30, 2018, the Committee certified the following performance results:

	Percentile Ranking
Metric	Calendar Year 2015	Calendar Year 2016	Calendar Year 2017	Weighted Average
Core Return on Equity	95.7%	95.7%	95.7%	95.7%
Core EPS Growth	59.0%	30.4%	39.1%	42.8%
Final Performance Relative to Industry Comparator Group				69.3%

Based on this performance, the executives earned 138.6% of the target award, plus dividends payable on earned shares from the grant date through the certification date. The final earned awards are outlined in the following table.

	Range of Payouts (# of Shares)				Final Award Earned
	Minimum	Threshold	Target	Maximum	Shares	Dividends
Handy	—	2,100	4,200	8,400	5,821	$25,380
Gim	—	1,400	2,800	5,600	3,881	$16,921
Hagerty	—	1,400	2,800	5,600	3,881	$16,921
MarcAurele	—	4,250	8,500	17,000	11,781	$51,365
Devault	—	2,100	4,200	8,400	5,821	$25,380

Performance Share Unit Awards that Became Earned in 2018 Due to Retirement
Messrs. MarcAurele and Devault were granted performance share units in 2016 and 2017 with an opportunity to earn from 0% to 200% of the target award based on the Corporation’s Relative Core EPS Growth and Relative Core ROE performance during a three-year measurement period. Both the 2016 and 2017 grants are subject to acceleration in the event of retirement, with the number of earned shares based on the Corporation’s performance during a shortened performance period that includes any completed calendar year and year-to-date performance through the last completed calendar quarter preceding the acceleration event, with partial years weighted accordingly. Earned shares are further adjusted for the number of completed months within the 36-month vesting period.
With the retirements of Messrs. MarcAurele and Devault in the first quarter of 2018, the 2016 grants held by them experienced an acceleration event, and became earned based on a shortened performance period of January 1, 2016 through December 31, 2017. The Committee certified the following performance results with respect to the 2016 grants versus the grants’ industry comparator group of all publicly-traded banks and thrifts located in New England and the Mid-Atlantic (excluding institutions in Puerto Rico) with assets of $1.5 billion to $7.0 billion:

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	Percentile Ranking
Metric	Calendar Year 2016	Calendar Year 2017	Weighted Average
Core Return on Equity	95.7%	95.7%	95.7%
Core EPS Growth	30.4%	39.1%	34.8%
Final Performance Relative to Industry Comparator Group			65.3%

Based on this performance, the executives earned 130.6% of the target award, further adjusted for the number of completed months in the vesting period. Messrs. MarcAurele and Devault completed 25 months of service and 24 months of service, respectively, during the 36-month vesting period and therefore vested in 69.4% and 66.7% of the award, respectively. The final earned awards are outlined in the following table.

	Range of Payouts (# of Shares)				Final Award Earned
	Minimum	Threshold	Target	Maximum	Share Award	Pro-rata Award	Dividends
MarcAurele	—	4,750	9,500	19,000	12,407	8,610	$25,830
Devault	—	2,250	4,500	9,000	5,877	3,920	$11,760

The 2017 grants held by Messrs. MarcAurele and Devault also experienced an acceleration event, and became earned based on a shortened performance period of January 1, 2017 through December 31, 2017. The Committee certified the following performance results with respect to the 2017 grants versus the grants’ industry comparator group of all publicly-traded banks and thrifts located in New England and the Mid-Atlantic (excluding institutions in Puerto Rico) with assets of $2.0 billion to $8.0 billion:

Percentile Ranking
Metric	Calendar Year 2017
Core Return on Equity	95.0%
Core EPS Growth	35.8%
Final Performance Relative to Industry Comparator Group	65.4%

Based on this performance, the executives earned 130.8% of the target award, further adjusted for the number of completed months in the vesting period. Messrs. MarcAurele and Devault completed 13 months of service and 12 months of service, respectively, during the 36-month vesting period and therefore vested in 36.1% and 33.3% of the award, respectively. The final awards are outlined below.

	Range of Payouts (# of Shares)				Final Award Earned
	Minimum	Threshold	Target	Maximum	Shares Award	Pro-rata Award	Dividends
MarcAurele	—	3,375	6,750	13,500	8,829	3,187	$4,908
Devault	—	1,600	3,200	6,400	4,186	1,394	$2,147

Subsequent Committee Actions in 2019
In early 2019, the Committee granted performance share units to the named executive officers (excluding Messrs. MarcAurele and Devault).  The grants were structured in the same manner as the performance share unit grants made in 2018. Each executive has the opportunity to earn from 0% to 200% of the target award depending on the Corporation’s performance during the measurement period, which is January 1, 2019 through December 31, 2021.  The awards are outlined in the following table:

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	Range of Payouts (# of Shares)
	Minimum	Threshold	Target	Maximum
Relative Performance	0-25th percentile	25th percentile	50th percentile	100th percentile
Handy	—	3,600	7,200	14,400
Gim	—	1,800	3,600	7,200
Ohsberg	—	1,400	2,800	5,600
Ryan	—	1,250	2,500	5,000
Hagerty	—	1,250	2,500	5,000

Compensation-Related Policies and Practices
Stock Ownership and Equity Retention Guidelines
The Committee believes that stock ownership aligns financial interests with shareholders and focuses executives and directors on long-term company performance.  We have established stock ownership guidelines for executives and directors as outlined below.  Until ownership targets are achieved, equity grant retention guidelines apply.

	Stock Ownership Requirement	Equity Grant Retention Guideline
Chief Executive Officer	2 times base salary	50% of all vested equity grants (a)
All Other Named Executive Officers	1 times base salary	50% of all vested equity grants (a)
Non-employee Directors	5 times retainer (b)	100% of all vested equity grants

(a)	net of any shares withheld to satisfy the tax liability or fund the purchase price of such grant.

(b)	expected within five years of joining the Board. Prior to November 15, 2018, the stock ownership requirement for non-employee directors was 3,000 shares.
_______________________

Messrs. Gim and Hagerty have attained the applicable ownership target. Ms. Ryan and Messrs. Handy and Ohsberg are adhering to the retention guidelines. All non-employee directors except Ms. Howes have attained the ownership target.
Anti-Hedging Policy
The Corporation’s Insider Trading Policy prohibits directors, executive officers and certain other employees from engaging in hedging transactions with respect to the Corporation’s securities. Further, pledging of the Corporation’s securities is permitted on a case by case basis with the approval of the Audit Committee; currently no named executive officer has pledged any stock.
Recoupment (Clawback) Policy
In order to further align management’s interests with the interests of shareholders and support good governance practices, all incentive awards and performance share unit awards made to the named executive officers include a recoupment or “clawback” provision. In the event that the Corporation is required to prepare an accounting restatement due to the material noncompliance with any financial reporting requirement under the Federal securities laws, the executive is required to reimburse the Corporation for any amount that would not have been earned based on the restated financial results.
Deductibility of Executive Compensation
Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), generally places a $1 million limit on the amount of compensation a company can deduct in any one year for certain executive officers and certain other individuals. While the Committee considers tax deductibility as one factor in determining executive compensation, the Committee also looks at other factors in making its decisions, as noted above, and retains the flexibility to award compensation that it determines to be consistent with the goals of our executive compensation program even if the awards are not deductible by us for tax purposes. The exemption from Section 162(m)'s deduction limit for performance-based compensation has been

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repealed, effective for taxable years beginning after December 31, 2017, such that compensation paid to our named executive officers in excess of $1 million will not be deductible unless it qualifies for the limited transition relief applicable to certain arrangements in place as of November 2, 2017.
Despite the Committee's efforts to structure certain performance-based awards in a manner intended to be exempt from Section 162(m) and therefore not subject to its deduction limits, because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) and the regulations issued thereunder, including the uncertain scope of the transition relief under the legislation repealing the performance-based compensation exemption from the deduction limit, no assurance can be given that compensation intended to satisfy the requirements for exemption from Section 162(m) in fact will. Further, the Committee reserves the right to modify compensation that was initially intended to be exempt from Section 162(m) if it determines that such modifications are consistent with our business needs. The Committee believes that shareholder interests are best served if its discretion and flexibility in awarding compensation is not restricted, even though some compensation awards may result in non-deductible compensation expenses.

Retirement and Other Benefits
Pension Plan
The Bank maintains a tax-qualified defined benefit Pension Plan. Plan entry was closed for all new hires and rehires after September 30, 2007, and all benefit accruals will be frozen on December 31, 2023. Mr. Devault commenced Pension Plan benefits following his retirement on January 31, 2018. Mr. Gim continued to accrue benefits under the Pension Plan in 2018. Messrs. Handy, Ohsberg, Hagerty and MarcAurele and Ms. Ryan were hired after September 30, 2007, and therefore, are not eligible to participate in the Pension Plan.
Pension benefits are available at normal retirement age (typically age 65), with reduced benefits available as early as age 55 with ten years of service. The annual pension benefit for an employee retiring at normal retirement age is the sum of (1) 1.2% of average annual pension compensation plus (2) 0.65% of average annual pension compensation in excess of the Social Security covered compensation level, multiplied by the number of years of service limited to 35 years. Pension compensation consists of base salary plus payments pursuant to the Annual Performance Plan, the Wealth Management Business Building Incentive Plan, and other cash-based payments, subject to IRS qualified plan limits ($275,000 in 2018). In 2018, the Social Security covered compensation level was $83,124 for a participant retiring at age 65.
Supplemental Pension Plan
The Bank also offers a Supplemental Pension Plan, which provides for payments of certain amounts that would have been received under the Pension Plan in the absence of IRS limits. Benefits payable under the Supplemental Pension Plan are an unfunded obligation of the Bank. Mr. Devault commenced Supplemental Pension Plan benefits following his retirement on January 31, 2018. Mr. Gim continued to accrue benefits under the Supplemental Pension Plan in 2018.
401(k) Plan
The Bank maintains a 401(k) Plan that covers substantially all employees, and is an essential part of the retirement package needed to attract and retain employees.  The Plan provides for deferral of up to the lesser of 75% of plan compensation or the annual dollar limit prescribed by the Code.
The Bank matches 100% of the first 1% and 50% of the next 4% of each participant’s salary deferrals up to a maximum match of 3% of plan compensation.  Additionally, certain eligible employees who are hired or rehired after September 30, 2007, and therefore, excluded from participation in the Pension Plan, including Messrs. Handy, Ohsberg, Hagerty and MarcAurele and Ms. Ryan, are eligible for a non-elective employer contribution of 4% of plan compensation. Participants become vested in employer contributions after two years of service.
Nonqualified Deferred Compensation Plan
We provide a Nonqualified Deferred Compensation Plan that permits key employees, including the named executive officers, to defer salary and bonus with the opportunity for supplemental retirement and tax

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benefits.  The plan also provides for credits of certain amounts that would have been contributed by the Bank under the 401(k) Plan, but for the deferral under the Nonqualified Deferred Compensation Plan and IRS limitations on annual compensation under qualified plans.  Further, Mr. Handy receives an additional employer contribution of 5% of salary annually. Mr. Marcaurele received a similar prorated employer contribution in 2018, of 5% of salary paid through his retirement date. Participants become vested in employer contributions after two years of service.
Deferrals are credited with earnings/losses based upon the participant’s selection of investment measurement options (described further under the heading “Nonqualified Deferred Compensation Plan” later in this Proxy Statement). Because all investment measurement options are publicly-traded mutual funds, we do not consider any of the earnings credited under the Nonqualified Deferred Compensation Plan to be “above market”.  Benefits payable under this plan are an unfunded obligation of the Bank.
Welfare Benefits
In order to attract and retain employees, we provide certain welfare benefit plans to our employees, which include medical and dental insurance benefits.  The named executive officers participate in the medical and dental insurance plans under the same terms as our other full-time employees.  All full-time employees, including the named executive officers, are offered cash-in-lieu of medical coverage that would otherwise have been provided.
We provide two times base salary in life and accidental death and dismemberment insurance for our full-time employees, including the named executive officers.  This is provided through a combination of group life insurance contracts and split dollar arrangements under bank-owned life insurance policies.  The life insurance benefit provided to the named executive officers does not exceed the benefit offered to other full-time employees.
We also provide disability insurance to our full-time employees, including the named executive officers, which provides up to 60% of base salary income replacement after six months of qualified disability.  In order to obtain a competitive group rate, the group disability policy limited covered base salary to $319,080 in 2018.  This group plan limit did not fully cover the base salary of certain named executive officers.  To provide a benefit commensurate with the benefits provided to other full-time employees, we reimburse Mr. Handy for a pro-rata share of his personal disability insurance policy and purchased a supplemental disability insurance policy for Mr. MarcAurele through his retirement date.

Perquisites and Other Benefits
We provide named executive officers with perquisites and other benefits that the Committee believes are reasonable and consistent with our overall compensation program.  Perquisites include transportation benefits and country club memberships, as appropriate for business purposes.  Annually, the Committee reviews the perquisites and other benefits provided to named executive officers.  In addition, on an annual basis, the Compensation Committee Chairperson reviews the expense reports of the named executive officers to ensure that all reimbursements are reasonable and appropriate.  On January 17, 2019, this review was completed with respect to 2018 expense reimbursements and no exceptions were noted.

Change in Control Agreements
The Committee believes that change in control agreements promote stability and continuity of senior leadership as well as eliminate, or at least reduce, the reluctance of management to pursue potential change in control transactions that may be in the best interests of shareholders. Therefore, we have entered into change in control agreements with Messrs. Handy, Gim, Ohsberg and Hagerty and Ms. Ryan.
Upon a termination event (as defined in the change in control agreements) in connection with a change in control, the named executive officers would be eligible for (a) a severance payment equal to a multiple of the sum of base salary in effect at the time of termination plus the average bonus paid within the three-year period prior to the change in control; and (b) benefit continuation for a period of additional months of

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medical and dental insurance coverage.  The terms for each executive are set forth in the following table.

	Multiple of Base and Bonus	Length of Benefit Continuation
Handy (a)	3	36 months
Gim, Ohsberg, Ryan and Hagerty	2	24 months
(a) Reflects change in control agreement terms as of February 27, 2018. Prior to this date, Mr. Handy’s change in control terms were the same as Messrs. Gim, Ohsberg and Hagerty and Ms. Ryan.
_______________________

Payments and benefits otherwise provided to the executive in connection with a change in control will be reduced so that no portion would be subject to the excise tax imposed by Section 4999 of the Code, if such reduction would result in a greater amount of payments and benefits on a net after-tax basis.
Payments under the change in control agreements would be triggered if:

▪
in the event of a change in control (as defined in the change in control agreements) of the Corporation or the Bank, (a) the Corporation or the Bank terminates the executive for reasons other than for Cause (as defined in the change in control agreements) or death or disability of the executive within 12 months after such change in control; or (b) within 12 months of a change in control, the executive resigns for Good Reason (as defined in the change in control agreements), which includes a substantial adverse change in the nature or scope of the executive’s responsibilities and duties, a material reduction in the executive’s salary, relocation, or a failure of the Corporation or the Bank to obtain an effective agreement from any successor to assume the change in control agreements; or

▪
the executive is terminated by the Corporation or the Bank for any reason other than Cause, death or disability during the period of time after the Corporation and/or the Bank enters into a definitive agreement to consummate a transaction involving a change in control and before the transaction is consummated so long as a change in control actually occurs.

The change in control agreements require the executive to provide a general release of claims to receive payment under the agreement and provide an opportunity for the Corporation to remedy a “Good Reason” triggering event. Further, should a six-month delay in payments be required by Section 409A(a)(2)(B)(i) of the Code, we have agreed, upon the executive’s termination of employment, to make an irrevocable contribution to a grantor trust on behalf of the executive in the amount of the severance, plus interest at the short-term applicable federal rate.

Compensation Committee Report
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis beginning on page 18 of this Proxy Statement with management.  Based on that review and discussion, the Compensation Committee recommended to the Corporation’s Board that the Compensation Discussion and Analysis be included in this Proxy Statement.
The foregoing report has been furnished by the members of the Compensation Committee:

Kathleen E. McKeough (Chairperson)	John J. Bowen
Robert A. DiMuccio, CPA	Constance A. Howes, Esq.
Edwin J. Santos

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Executive Compensation
Summary Compensation Table
The following table shows, for the fiscal years ended December 31, 2018, December 31, 2017 and December 31, 2016, the compensation of the person who served as Chief Executive Officer (the “CEO”), Chief Financial Officer of the Corporation (the “CFO”), and each of the three most highly compensated executive officers of the Corporation and/or the Bank, serving at the end of the last completed fiscal year, other than the CEO and CFO, whose total compensation exceeded $100,000 in each year.  Compensation for Mr. Ohsberg and Ms. Ryan is presented only for fiscal year ended December 31, 2018, the only year in the last three fiscal years in which such executives were named executive officers. Mr. MarcAurele, who retired from the Corporation on March 2, 2018, and Mr. Devault, who retired from the Corporation on January 31, 2018, are presented as additional named executive officers.

SUMMARY COMPENSATION TABLE
Name and Principal Position	Year	Salary ($) (a)		Bonus ($) (a) (b) (c)	Stock Awards ($) (d)		Non-Equity Incentive Plan Compensation ($) (a) (b) (e)	Change in Pension Value & Nonqualified Deferred Compensation Earnings ($) (f)	All Other Compensation ($) (g)	Total ($)
Edward O. Handy III	2018	575,000		—	688,867	(h)	355,781	—	94,907	1,714,555
Chairman and Chief Executive Officer of the Corporation and Bank	2017	425,000		29,750	256,658	(i)	180,625	—	48,345	940,378
	2016	410,050		—	249,159	(j)	188,623	—	47,183	895,015
Mark K.W. Gim	2018	340,000		—	341,016	(h)	168,300	115,877	22,117	987,310
President and Chief Operating Officer of the Corporation and Bank	2017	283,000		13,266	171,105	(i)	187,984	363,118	14,320	1,032,793
	2016	273,031		—	167,912	(j)	130,000	238,045	13,906	822,894
Ronald S. Ohsberg, CPA	2018	294,000		—	182,280	(h)	110,000	—	20,979	607,259
Senior Executive Vice President, Chief Financial Officer and Treasurer of the Corporation and Bank

Kathleen A. Ryan	2018	284,600		—	165,191	(h)	140,750	—	31,371	621,912
Executive Vice President and Chief Wealth Management Officer of the Bank

James M. Hagerty	2018	280,000		—	165,191	(h)	115,000	—	29,564	589,755
Executive Vice President and Chief Lending Officer of the Bank	2017	260,000		13,650	171,105	(i)	91,350	—	28,159	564,264
	2016	248,533		—	167,912	(j)	90,000	—	27,384	533,829
Joseph J. MarcAurele	2018	167,619	(l)	—	30,051	(m)	75,253	—	19,853	292,776
Retired Chairman and Chief Executive Officer of the Corporation and Bank (k)	2017	585,000		51,188	524,981	(i)	310,781	—	102,174	1,574,124
	2016	565,096		—	514,568	(j)	324,930	—	99,339	1,503,933
David V. Devault	2018	37,379		—	—		16,100	—	1,129	54,608
Retired Vice Chair, Secretary & Chief Financial Officer of the Corporation and Bank (n)	2017	331,000		19,860	248,880	(i)	148,950	484,337	10,025	1,243,052
	2016	319,038		—	243,743	(j)	150,000	411,898	9,696	1,134,375

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(a)	The following table outlines deferrals of salary and bonus under the Nonqualified Deferred Compensation Plan (the “Nonqualified Plan”):

Named Executive Officer	Salary Deferrals ($)			Bonus and Non-Equity Incentive Plan Compensation Deferrals ($) (1)
	2018	2017	2016	2018	2017	2016
Handy	57,500	42,500	41,005	35,578%	21,038	28,293
Gim	15,000	15,000	15,000	—	—	—
Ohsberg	29,400	—	—	11,000	—	—
Ryan	—	—	—	—	—	—
Hagerty	14,000	13,000	12,427	11,500	10,500	9,000
MarcAurele	—	350,000	350,000	—	349,841	313,258
Devault	—	20,000	9,000	—	151,929	9,000

(1)	Payments were accrued in the year indicated and paid in the succeeding fiscal year.

(b)
Except as noted, amounts were accrued in the year indicated and paid in the succeeding fiscal year.  Thus, the 2018 bonus was paid in fiscal 2019, the 2017 bonus was paid in fiscal 2018 and the 2016 bonus was paid in fiscal 2017.

(c)
Amount represents an adjustment made to 2017 Annual Performance Plan awards to exclude the enactment-related impacts of the Tax Cuts and Jobs Act of 2017 as described in our Proxy Statement dated March 13, 2018 for the 2018 Annual Meeting of Shareholders.

(d)
Amount listed reflects the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 in the year indicated. For 2018, assumptions related to the financial reporting of stock awards are presented in Note 18 to the Consolidated Financial Statements presented in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018 (the “2018 Form 10-K”).

(e)	Amount listed reflects payments under the Annual Performance Plan and Wealth Management Business Building Incentive Plan as outlined earlier in this Proxy Statement.

(f)
Amount reflects aggregate change in the value of accumulated benefits under the Pension Plan and Supplemental Pension Plan between December 31 of the year indicated and December 31 of the prior year. The amount represents the increase due to an additional year of service; increases in average annual compensation; increases or decreases due to the passage of time; and increases or decreases due to changes in assumptions. Assumptions for 2018 are described in footnotes to the Pension Benefits table included later in this Proxy Statement. Amounts are based upon the earliest retirement age at which the individual can receive unreduced benefits, which for Mr. Devault is immediately and for Mr. Gim is age 65. Except for Mr. Devault’s 2018 amount, the present value calculations assume payment in the normal form, which is a life annuity under the Pension Plan and Supplemental Pension Plan. For Mr. Devault, the 2018 amount reflects his actual retirement date of January 31, 2018 and the actual form of benefit elected, which is a 75% joint and survivor annuity.

(g)	The following table shows the components of this column for 2018:

Named Executive Officer	Life and Disability Insurance ($)		Cash in Lieu of Benefits ($)	Employer Contributions		Country Club Membership ($)	Auto and Parking Allowance ($)	Value of Non-cash Items ($) (1)	Total ($)
				401(k) Plan ($)	Nonqualified Plan ($)
Handy	5,165	(2)	—	19,250	49,750	8,622	12,120	—	94,907
Gim	95		—	8,250	1,950	3,392	8,430	—	22,117
Ohsberg	399		—	18,522	2,058	—	—	—	20,979
Ryan	399		1,500	19,250	672	7,000	2,550	—	31,371
Hagerty	399		—	18,620	980	7,000	2,520	45	29,564
MarcAurele	2,439	(2)	—	8,513	6,081	—	2,820	—	19,853
Devault	8		—	1,121	—	—	—	—	1,129

(1)	Reflects the value of non-cash items received under the Corporation’s volunteerism program.

(2)	Amounts listed for Messrs. Handy and MarcAurele include disability insurance premiums of $5,070 and $2,415, respectively. All other amounts reflect life insurance premiums.

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(h)	Amounts reflect the fair value of the performance share unit grants made in 2018. The following table summarizes the grant date fair value and maximum value of each grant:

Named Executive Officer	Annual Grant		One-time Promotional Grant		Total Grant Value
	Grant Date Fair Value (1)	Maximum Value (2)	Grant Date Fair Value (1)	Maximum Value (2)	Grant Date Fair Value (1)	Maximum Value (2)
Handy	478,485	683,550	210,382	300,545	688,867	984,095
Gim	235,445	336,350	105,571	150,815	341,016	487,165
Ohsberg	182,280	260,400	—	—	182,280	260,400
Ryan	165,191	235,988	—	—	165,191	235,988
Hagerty	165,191	235,988	—	—	165,191	235,988

(1)	Reflects the fair value of the performance share grant based on the grant date probable outcome assumption of relative performance at the 70th percentile.

(2)	Represents the maximum value of this award assuming performance at the highest level.

(i)
Reflects the fair value of the performance share unit grants based on the grant date probable outcome assumption of relative performance at the 75th percentile; the maximum value of this award assuming performance at the highest level for Messrs. Handy, Gim, Hagerty, MarcAurele and Devault is $342,210; $228,140; $228,140, $699,975; and $331,840, respectively. The final awards earned upon retirement by Mr. MarcAurele and Mr. Devault are detailed in the Option Exercises and Stock Vested table later in this Proxy Statement.

(j)
Reflects the fair value of the performance share unit grants based on the grant date probable outcome assumption of relative performance at the 70th percentile; the maximum value of this award assuming performance at the highest level for Messrs. Handy, Gim, Hagerty, MarcAurele and Devault is $332,212; $223,882; $223,882; $686,090; and $324,990, respectively. The final awards earned upon retirement by Mr. MarcAurele and Mr. Devault are detailed in the Option Exercises and Stock Vested table later in this Proxy Statement.

(k)	Mr. MarcAurele retired on March 2, 2018.

(l)
Amount reflects $121,619 in salary paid prior to Mr. MarcAurele’s retirement on March 2, 2018, and Board and Committee retainers totaling $46,000 paid in connection with his service as a non-employee director following retirement.

(m)
Amount listed reflects the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for a restricted stock unit award granted on April 24, 2018 to Mr. MarcAurele in his capacity as a non-employee director.  Assumptions related to the financial reporting of restricted stock units are presented in Note 18 to the Consolidated Financial Statements presented in the 2018 Form 10-K.

(n)	Mr. Devault retired on January 31, 2018.

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Grants of Plan-Based Awards
The following table contains information concerning grants of plan-based awards under our cash and equity incentive plans to the named executive officers during the year ended December 31, 2018.

GRANTS OF PLAN-BASED AWARDS
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards				Estimated Future Payouts Under Equity Incentive Plan Awards				All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value Of Stock And Option Awards
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)		Threshold (#)	Target (#)	Maximum (#)
Handy	03/06/18	$143,750	$287,500	$431,250	(a)
	01/18/18					3,150	6,300	12,600	(b)				$478,485	(d)
	01/18/18					1,385	2,770	5,540	(c)	—	—	—	$210,382	(d)
Gim	03/06/18	$68,000	$136,000	$204,000	(a)
	01/18/18					1,550	3,100	6,200	(b)				$235,445	(d)
	01/18/18					695	1,390	2,780	(c)	—	—	—	$105,571	(d)
Ohsberg	03/06/18	$51,450	$102,900	$154,350	(a)
	01/18/18					1,200	2,400	4,800	(b)	—	—	—	$182,280	(d)
Ryan	03/06/18	$42,690	$85,380	$128,070	(a)
	03/06/18	$22,500	$90,000	$135,000	(e)
	01/18/18					1,088	2,175	4,350	(b)	—	—	—	$165,191	(d)
Hagerty	03/06/18	$49,000	$98,000	$147,000	(a)
	01/18/18					1,088	2,175	4,350	(b)	—	—	—	$165,191	(d)
MarcAurele	03/06/18	$30,405	$60,810	$91,215	(a) (g)
										530 (f)	—	—
Devault	03/06/18	$7,476	$14,952	$22,428	(a) (g)					—	—	—

(a)
Reflects the 2018 threshold, target and maximum award available under the Annual Performance Plan.  Awards under the Annual Performance Plan are based upon achievement of both corporate and individual goals.  Threshold awards assume corporate performance at 80% of plan (resulting in a 50% payout on the corporate performance component) and individual performance at 50%.  This plan is described under the heading “Compensation Discussion and Analysis - Short-Term Cash Incentive Compensation” earlier in this Proxy Statement.  Actual awards are reflected in the Summary Compensation Table.  The grant date represents the date that the terms were approved by the Committee.

(b)
Reflects the threshold, target and maximum number of shares available under the performance share unit award granted on January 18, 2018. This grant is described under the heading “Compensation Discussion and Analysis - Long-Term Equity Compensation (Performance-Based Equity)” earlier in this Proxy Statement.

(c)
Reflects the threshold, target and maximum number of shares available under the one-time promotional performance share unit award granted on January 18, 2018. This grant is described under the heading “Compensation Discussion and Analysis - Long-Term Equity Compensation (Performance-Based Equity)” earlier in this Proxy Statement.

(d)
For purposes of this table, we have assumed that relative performance will be at the 70th percentile, resulting in a 140% award.  The actual number of shares that will be earned will depend on the Corporation’s relative performance during the performance measurement period and, therefore, actual amounts may be different.

(e)
Reflects the 2018 threshold, target and maximum award available under the Wealth Management Business Building Incentive Plan.  This plan is described under the heading “Compensation Discussion and Analysis - Short-Term Cash Incentive Compensation” earlier in this Proxy Statement.  The actual award is reflected in the Summary Compensation Table.  The grant date represents the date the terms were approved by the Compensation Committee.

(f)	Reflects a restricted stock unit grant on April 24, 2018 to Mr. MarcAurele in his capacity as a non-employee director.

(g)	Reflects the pro-rated threshold, target and maximum awards based on the retirement dates for each of Messrs. MarcAurele and Devault of March 2, 2018 and January 31, 2018, respectively.

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Outstanding Equity Awards at Fiscal Year-End
The following table sets forth information with respect to the named executive officers concerning unexercised stock option awards and unvested stock awards as of December 31, 2018.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END
Name	Option Awards						Stock Awards
	Number of Securities Underlying Unexercised Options (#)			Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (a)	Equity Incentive Plan Awards:
										Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (a)
	Exercisable	Unexercisable
Handy							6,440	(b)	$306,093
										6,600	(c)	$313,698
										12,600	(d)	$598,878
										5,540	(e)	$263,316
Gim	4,100				$17.52	6/1/2020
							4,340	(b)	$206,280
										4,400	(c)	$209,132
										6,200	(d)	$294,686
										2,780	(e)	$132,133
Ohsberg							2,000	(f)	$95,060

										4,800	(d)	$228,144

Ryan		2,000	(g)		$40.25	10/18/2026
		1,800	(h)		$58.05	10/17/2027
							500	(i)	$23,765
							500	(j)	$23,765
										4,350	(d)	$206,756

Hagerty	4,000				$24.73	7/9/2022
							4,340	(b)	$206,280
										4,400	(c)	$209,132
										4,350	(d)	$206,756
MarcAurele							530	(k)	$25,191

Devault	2,800				$17.52	6/1/2020

(a)	Based upon December 31, 2018 fair market value of $47.53.

(b)
Amount represents a performance share unit award that was based on the Corporation’s relative performance during the performance measurement period beginning January 1, 2016 and ending December 31, 2018, and was further subject to a time-based vesting period, which ended on January 20, 2019. For purposes of this table, we have estimated that the Corporation’s relative performance will be at a percentile ranking of 70.0, resulting in 140.0% of the target award being earned. Final performance results will be ascertained in early 2019, and may be different than the amount listed in this table.

(c)
The actual number of shares that will be earned under this award depends on the Corporation’s relative performance during the performance measurement period beginning on January 1, 2017 and ending December 31, 2019. We estimate relative performance at the percentile ranking of 75.0 resulting in a 150.0% award.  As the instructions indicate, when performance is assumed to have exceeded the threshold, this table shall be based on the next higher performance measure that exceeds that assumed performance level. Accordingly, we have included the maximum number of shares that can be earned.  Actual results may be different.

(d)
The actual number of shares that will be earned under this award depends on the Corporation’s relative performance during the performance measurement period beginning on January 1, 2018 and ending December 31, 2020. We estimate relative performance at the percentile ranking of 70.0, resulting in a 140.0% award.  As the

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instructions indicate, when performance is assumed to have exceeded the threshold, this table shall be based on the next higher performance measure that exceeds that assumed performance level. Accordingly, we have included the maximum number of shares that can be earned.  Actual results may be different.

(e)
The actual number of shares that will be earned under this award depends on the Corporation’s relative performance during the performance measurement period beginning on January 1, 2018 and ending December 31, 2022. We estimate relative performance at the percentile ranking of 70.0, resulting in a 140.0% award.  As the instructions indicate, when performance is assumed to have exceeded the threshold, this table shall be based on the next higher performance measure that exceeds that assumed performance level. Accordingly, we have included the maximum number of shares that can be earned.  Actual results may be different.

(f)	This restricted stock unit grant will become fully vested on June 1, 2022.

(g)	This nonqualified stock option grant will become fully vested on October 18, 2019.

(h)	This nonqualified stock option grant will become fully vested on October 17, 2020.

(i)	This restricted stock unit grant will become fully vested on October 18, 2019.

(j)	This restricted stock unit grant will become fully vested on October 17, 2020.

(k)
Mr. MarcAurele retired on March 2, 2018. This restricted stock unit award was granted to Mr. MarcAurele on April 24, 2018 for his service as a director and becomes vested on the three-year anniversary of the grant, provided Mr. MarcAurele continues his service as a director through that date.

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Option Exercises and Stock Vested
The following table sets forth information with respect to the named executive officers concerning the exercise of stock options and stock awards that vested during the year ended December 31, 2018.

OPTION EXERCISES AND STOCK VESTED
	Option Awards		Stock Awards
Named Executive Officer	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)
Handy	—	—	9,321	(a)	519,173	(b)
Gim	—	—	3,881	(c)	225,525	(d)
Ohsberg	—	—	—		—
Ryan	—	—	—		—
Hagerty	1,000	60,150	3,881	(c)	225,525	(d)
MarcAurele	—	—	23,578	(e)	1,349,421	(d)
Devault	—	—	11,135	(f)	637,793	(d)

(a)
Amount shown represents the final award under a performance share unit grant made on January 20, 2015, as well as 3,500 restricted stock units that vested during the year. This performance share unit award and related performance results are discussed in the “Compensation Discussion and Analysis - Long-Term Equity Incentive Compensation (Performance-Based Equity)” earlier in this Proxy Statement. Taking into consideration shares withheld for payment of applicable taxes, Mr. Handy acquired a net amount of 3,182 shares from his performance share unit award and 1,914 shares from the vesting of his restricted stock units.

(b)
Amount shown represents the value of shares earned and related dividends on the date performance results were certified by the Committee for the performance share unit grant made on January 20, 2015 and the value of restricted stock units that vested during the year.

(c)
Amount shown represents the final award under a performance share unit grant made on January 20, 2015. This performance share unit award and related performance results are discussed in the “Compensation Discussion and Analysis - Long-Term Equity Incentive Compensation (Performance-Based Equity)” earlier in this Proxy Statement. Taking into consideration shares withheld for payment of applicable taxes, Messrs. Gim and Hagerty acquired a net amount of 2,122 and 2,123 shares, respectively.

(d)	Amount shown represents the value of shares earned and related dividends on the date performance results were certified by the Committee.

(e)
Amount shown represents the final award under a performance share unit grant made on January 20, 2015 as well as the performance share unit grants made on January 20, 2016 and January 19, 2017, which vested on a prorated basis upon Mr. MarcAurele’s retirement on March 2, 2018. These performance share unit awards and related performance results are discussed in the “Compensation Discussion and Analysis - Long-Term Equity Incentive Compensation (Performance-Based Equity)” earlier in this Proxy Statement. Taking into consideration shares withheld for payment of applicable taxes, Mr. MarcAurele acquired a net amount of 15,551 shares.

(f)
Amount shown represents the final award under a performance share unit grant made on January 20, 2015 as well as the performance share unit grants made on January 20, 2016 and January 19, 2017, which vested on a prorated basis upon Mr. Devault’s retirement on January 31, 2018. These performance share unit awards and related performance results are discussed in the “Compensation Discussion and Analysis - Long-Term Equity Incentive Compensation (Performance-Based Equity)” earlier in this Proxy Statement. Taking into consideration shares withheld for payment of applicable taxes, Mr. Devault acquired a net amount of 7,880 shares.

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Pension Benefits
The following table sets forth information with respect to the pension benefits of the named executive officers. Information about the Pension Plan and Supplemental Pension Plan can be found under the heading “Compensation Discussion and Analysis - Retirement and Other Benefits” earlier in this Proxy Statement. Messrs. Handy, Ohsberg, Hagerty and MarcAurele and Ms. Ryan are not eligible to participate in these retirement plans, and therefore, are excluded from the table.

PENSION BENEFITS
Named Executive Officer	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($) (a)	Payments During Last Fiscal Year ($)
Devault	Pension Plan	31.3	1,790,210	107,414	(b)
	Supplemental Pension Plan	31.3	1,958,228	113,913	(b) (c)
Gim	Pension Plan	25.3	837,091	—
	Supplemental Pension Plan	25.3	659,008	—

(a)
Present value of accumulated benefits under the Pension Plan and Supplemental Pension Plan as of December 31, 2018, determined using mortality assumptions after benefit commencement based on the RP-2014 Mortality Tables projected back to 2006 using the MP-2014 projection scale and projected forward generationally using Scale MP-2017 (generational) with no mortality assumption prior to benefit commencement and other assumptions consistent with those presented in Note 17 to the Consolidated Financial Statements presented in the 2018 Form 10-K, except that retirement age for Mr. Devault is based on his actual benefit commencement date of February 1, 2018 and for Mr. Gim is based upon age 65, the earliest retirement age at which he can receive unreduced benefits.  Present value is expressed as a lump-sum; however, the Supplemental Pension Plan does not provide for payment of benefits in a lump-sum, but rather payment only in the form of an annuity with monthly benefit payments.  The present value calculation for the Pension Plan reflects a 50% probability that the pension is paid as a lump sum and a 50% probability that it is paid as a life annuity. The present value calculation for the Supplemental Pension Plan assumes payment as a life annuity.

(b)	Mr. Devault commenced benefits as of February 1, 2018. Amount reflects the actual amount and form of benefit elected which was the 75% joint and survivor annuity.

(c)	Payment under this plan was delayed for six months in accordance with Code Section 409A, and therefore, amount listed includes interest paid on such delayed payments.

Washington Trust Bancorp, Inc. | 2019 Proxy Statement | 41

Nonqualified Deferred Compensation Plan
We provide executives with the opportunity to defer up to 100% of regular base salary earnings (but not below the level sufficient to cover any required withholding taxes and any elected benefit plan deductions) and annual bonus earnings into the Nonqualified Deferred Compensation Plan.  This plan also provides certain employer contributions, as described earlier in this Proxy Statement.
The following table outlines employee and employer contributions to the Nonqualified Deferred Compensation Plan, earnings on plan balances during the year and the aggregate amount of all plan obligations as of December 31, 2018.

NONQUALIFIED DEFERRED COMPENSATION
Named Executive Officer	Executive Contributions in Last FY ($) (a)	Registrant Contributions in Last FY ($) (b)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($) (c)
Handy	78,538	49,750	(46,400)	—	633,861
Gim	15,000	1,950	(24,600)	—	363,225
Ohsberg	35,900	2,058	(3,989)	—	49,833
Ryan	—	672	3	—	675
Hagerty	24,500	980	(10,203)	—	180,767
MarcAurele	349,841	6,081	(100,325)	—	3,602,837
Devault	151,929	—	(23,708)	—	271,380

(a)
Reflects deferrals of salary and bonus payments that were accrued under the Nonqualified Deferred Compensation Plan during 2018.  Salary amounts are disclosed in the Summary Compensation Table under the year 2018.  Bonus amounts are disclosed in the Summary Compensation Table under the year 2017.

(b)
Represents credits for amounts that would have been contributed by the Bank under the 401(k) Plan, but for certain IRS limitations, as described earlier in this Proxy Statement.  Messrs. Handy and MarcAurele’s credit also includes a contribution of 5% of their salary, or $28,750 and $6,081, respectively, which are described earlier in this Proxy Statement.  These amounts are disclosed in the Summary Compensation Table, under All Other Compensation in 2018.

(c)
Includes employee and employer contributions that have been reflected in the Summary Compensation Table in this Proxy Statement and previous proxy statements as outlined in the table below. Aggregate balance may also include amounts contributed when the executive was not a named executive officer; such amounts were not reported in previous proxy statements.

Named Executive Officer	2018 ($)	Previous Years ($)	Total Reported ($)
Handy	128,288	414,330	542,618
Gim	16,950	92,700	109,650
Ohsberg	37,958	—	37,958
Ryan	672	—	672
Hagerty	25,480	113,730	139,210
MarcAurele	355,922	2,842,993	3,198,915
Devault	151,929	105,468	257,397

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Contributions are credited with earnings/losses based upon the executive’s selection of publicly-traded mutual funds.  Investment elections can be changed at any time. The following table summarizes the annual rate of return for the year ended December 31, 2018, for the investment options.

Fidelity® Blue Chip Growth Fund - Class K	1.16%	Fidelity Freedom® 2005 Fund	(2.59)%
John Hancock Funds Disciplined Value Fund Class I	(9.58)%	Fidelity Freedom® 2010 Fund	(3.56)%
Vanguard 500 Index Fund Admiral Class	(4.43)%	Fidelity Freedom® 2015 Fund	(4.42)%
Goldman Sachs Growth Opportunities Fund Institutional Class	(4.97)%	Fidelity Freedom® 2020 Fund	(5.20)%
MFS® Mid Cap Value Fund Class R6	(11.31)%	Fidelity Freedom® 2025 Fund	(5.87)%
Vanguard Mid-Cap Index Fund Admiral Shares	(9.23)%	Fidelity Freedom® 2030 Fund	(7.03)%
Carillon Eagle Small Cap Growth Fund Class R5	(10.16)%	Fidelity Freedom® 2035 Fund	(8.42)%
JPMorgan Small Cap Value Fund Class R5	(13.93)%	Fidelity Freedom® 2040 Fund	(8.96)%
Vanguard Small-Cap Index Fund Admiral Shares	(9.31)%	Fidelity Freedom® 2045 Fund	(8.91)%
Harding Loevner Institutional Emerging Mkts Portfolio	(18.63)%	Fidelity Freedom® 2050 Fund	(8.92)%
Lazard International Strategic Equity Portfolio Inst. Shares	(10.35)%	Fidelity Freedom® 2055 Fund	(8.94)%
Vanguard FTSE All-World ex-US Index Fund Admiral Shares	(13.95)%	Fidelity Freedom® 2060 Fund	(8.92)%
T. Rowe Price Real Estate Fund	(8.99)%	Fidelity Freedom® Income Fund	(1.88)%
Loomis Sayles Core Plus Bond Fund Class Y	(0.69)%	PIMCO Low Duration Fund Class P	0.41%
Vanguard Total Bond Market Index Fund Admiral Shares	(0.03)%	Fidelity® Treasury Money Market Fund	1.48%
Vanguard Inflation-Protected Securities Fund Admiral Shares	(1.39)%
_______________________

Upon election to defer income, the individual must also elect distribution timing and form of payment.  In-service distributions may be in a lump sum payable in a specific year or in four annual installments commencing in the year a named student reaches age 18.  Accounts may also be distributed commencing in the year following retirement in a lump sum or annual installments over five or ten years.  Retirement is defined as separation from employment after age 65 or after age 55 with 10 or more years of service for executives, and for directors as termination of directorship after age 55.  Employer contributions are always payable in a lump sum in the year following separation. In the event of pre-retirement separation, accounts become payable in a lump sum in the following year, regardless of distribution election.
The Nonqualified Deferred Compensation Plan has been restated to comply with Section 409A of the Code, which imposed new rules on deferred compensation programs.  These rules generally apply to amounts deferred after December 31, 2004 and related earnings (“post-409A accounts”).  Amounts deferred prior to January 1, 2005 and related earnings (“grandfathered balances”) are subject to the rules applicable prior to the effective date of Section 409A.  Participants may change distribution timing and form on grandfathered balances, provided a full calendar year passes between the year in which the change was requested and the new distribution date.  Distribution elections on post-409A accounts may only be changed if (a) the new election is made at least 12 months before the first scheduled payment; (b) the distribution or first installment is delayed at least five years from the originally scheduled payment date; and (c) the new election is not effective until at least 12 months have elapsed.  Participants can receive an early distribution of grandfathered balances, less a withdrawal penalty equal to 10% of the participant’s total grandfathered balance.  In the event of an unforeseeable emergency, executives and directors may receive a distribution from grandfathered balances and/or post-409A accounts, to the extent necessary to meet the emergency and resulting income tax and penalties, subject to certain limitations outlined in the plan.

Potential Post-Employment Payments
The named executive officers are entitled to certain compensation in the event of termination of such executive’s employment.  Because Messrs. MarcAurele and Devault have retired as of the date of this Proxy Statement, and did not receive any severance payments or benefits in connection with their

Washington Trust Bancorp, Inc. | 2019 Proxy Statement | 43

retirement, this section discusses only potential post-employment payments to Messrs. Handy, Gim, Ohsberg and Hagerty and Ms. Ryan, assuming separation from employment on December 31, 2018.
Severance Pay and Benefit Continuation
We do not have an employment contract with any named executive officer.  Therefore, no severance benefit is payable and there is no continuation of benefit coverage in the event of a named executive officer’s voluntary or involuntary termination, retirement, disability, or death.  Severance and benefit continuation are available in the event of a change in control as discussed in the Potential Post-Employment Payments table presented later in this section.
Retirement Benefits Payable
We consider retirement as separation from service after age 65 or after age 55 with ten years of service. None of the named executive officers were eligible to retire as of December 31, 2018.
As noted earlier, Mr. Gim is eligible to participate in the Pension Plan and Supplemental Pension Plan (collectively, the “Defined Benefit Retirement Plans”). Retirement benefits are not enhanced in the event of Mr. Gim’s voluntary or involuntary termination, retirement, disability or death, nor a change of control of the Corporation. The following table outlines the annual benefits available under the Defined Benefit Retirement Plans, assuming separation from service on December 31, 2018 under various termination scenarios:

		Annual Benefit Payable under Defined Benefit Retirement Plans(a)
Named Executive Officer	Retirement Plan	Voluntary or Involuntary Termination ($)	Retirement ($)	Death Benefit Payable to Surviving Spouse ($) (b)	Change in Control ($) (c)
Gim	Pension Plan	106,189	—	51,497	106,189
	Supplemental Pension Plan	79,447	—	38,528	79,447

(a)
Amount reflects the annual benefit payable at age 65 in the normal form, which is a life annuity under the Defined Benefit Retirement Plans. The executive is eligible to take the qualified Pension Plan benefit as a lump sum or to commence a reduced benefit at termination. The Supplemental Pension Plan does not provide for payment of benefits in a lump-sum, but rather payment only in the form of an annuity with monthly benefit payments.

(b)	Amount reflects annual pre-retirement death benefit equal to 50% of the qualified 50% joint and survivor annuity, payable to Mr. Gim’s surviving spouse from his 65th birthday.

(c)	Assumes change in control and immediate termination event as described under the heading “Compensation Discussion and Analysis - Change in Control Agreements” earlier in this Proxy Statement.
_______________________

Messrs. Handy, Ohsberg and Hagerty and Ms. Ryan are not eligible to participate in the Defined Benefit Retirement Plans.
Vested Equity Awards
Vested stock option grants, if applicable, are outlined in the Outstanding Equity Awards at Fiscal Year End table earlier in this Proxy Statement.  A named executive officer may exercise vested stock options at any time through separation from employment date.  The right to exercise vested stock options is forfeited following separation from employment for all reasons other than retirement and death.
In the event of the death of the named executive officer, the right to exercise vested stock option grants would transfer to the named executive officer’s estate and would expire on the three-year anniversary of the date of death.  In the event of retirement, the named executive officer would have the right to exercise vested nonqualified stock options for three years following retirement and vested incentive stock options for 90 days following retirement.  Notwithstanding the foregoing, all stock options will expire no later than ten years from the date of grant. Messrs. Handy, Gim, Ohsberg and Hagerty and Ms. Ryan were not eligible to retire as of December 31, 2018.

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Information regarding the effect on unvested equity grants in a separation from employment is discussed in the Potential Post-Employment Payments table and accompanying footnotes presented later in this section.
Nonqualified Deferred Compensation Plan
Obligations under the Nonqualified Deferred Compensation Plan generally would become payable in a lump sum in the January following the separation from employment, subject to the six-month delay imposed under Section 409A of the Code.  The aggregate balance of the obligations under this plan can be found in the Nonqualified Deferred Compensation table earlier in this Proxy Statement.  Plan balances represent accrued liabilities for amounts earned and are not enhanced for any voluntary or involuntary termination.
The following table presents potential post-employment payments assuming separation from service on December 31, 2018, under various termination scenarios.

POTENTIAL POST-EMPLOYMENT PAYMENTS
Named Executive Officer	Type of Payment	Involuntary or Voluntary Termination ($)	Retirement ($) (a)	Death ($)	Permanent Disability ($)	Change in Control ($) (b)
Handy	Severance (c)	—	—	—	—	2,300,138
	Intrinsic Value of Accelerated Equity (d)(e)	—	—	1,214,240	656,043	1,214,240
	Value of Increased Retirement Benefits	—	—	—	—	—
	Health Benefits (f)	—	—	—	—	35,073
	Cutback (g)	—	—	—	—	—
	Total	—	—	1,214,240	656,043	3,549,451
Gim	Severance (c)	—	—	—	—	940,000
	Intrinsic Value of Accelerated Equity (d)(e)	—	—	704,513	410,719	704,513
	Value of Increased Retirement Benefits	—	—	—	—	—
	Health Benefits (f)	—	—	—	—	18,416
	Cutback (g)	—	—	—	—	(419,902)
	Total	—	—	704,513	410,719	1,243,027
Ohsberg	Severance (c)	—	—	—	—	588,000
	Intrinsic Value of Accelerated Equity (d)(e)	—	—	260,675	50,620	260,675
	Value of Increased Retirement Benefits	—	—	—	—	—
	Health Benefits (f)	—	—	—	—	22,472
	Cutback (g)	—	—	—	—	(106,139)
	Total	—	—	260,675	50,620	765,008
Ryan	Severance (c)	—	—	—	—	689,200
	Intrinsic Value of Accelerated Equity (d)(e)	—	—	212,178	45,888	212,178
	Value of Increased Retirement Benefits	—	—	—	—	—
	Health Benefits (f)	—	—	—	—	—
	Cutback (g)	—	—	—	—	(7,928)
	Total	—	—	212,178	45,888	893,450
Hagerty	Severance (c)	—	—	—	—	746,667
	Intrinsic Value of Accelerated Equity (d)(e)	—	—	544,765	373,653	544,765
	Value of Increased Retirement Benefits	—	—	—	—	—
	Health Benefits (f)	—	—	—	—	16,865
	Cutback (g)	—	—	—	—	(183,830)
	Total	—	—	544,765	373,653	1,124,467

(a)	We define retirement as separation from service after age 65 or after age 55 with ten years of service. None of the named executive officers listed above were eligible to retire on December 31, 2018.

(b)	Assumes change in control and immediate termination event as described under the heading “Compensation Discussion and Analysis - Change in Control Agreements” earlier in this Proxy Statement.

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(c)
Severance payments are based on a multiple of salary and bonus as of December 31, 2018. Multiples are described under the heading “Compensation Discussion and Analysis - Change in Control Agreements” earlier in this Proxy Statement.  Bonus-related severance is based on the average of bonuses paid (including awards under the Annual Performance Plan, Wealth Management Business Building Incentive Plan and discretionary bonuses, as applicable) during the three calendar years prior to 2018.

(d)
Reflects the value of accelerated equity based upon market closing price of $47.53 on December 31, 2018, as well as the value of dividend equivalents that would become payable under performance share unit award grants.  Unvested equity grants are outlined in the Outstanding Equity Awards at Fiscal Year End table earlier in this Proxy Statement.  All unvested awards would be forfeited upon voluntary or involuntary termination, and would become fully vested upon a change in control or death.  All performance share unit awards would be vested on a pro-rated basis upon permanent disability.

(e)
For purposes of this table, we have assumed that the Corporation’s relative performance during the performance measurement period for all 2016 awards was at a percentile ranking of 70.0, resulting in a 140.0% award; for all 2017 awards was at a percentile ranking of 75.0, resulting in a 150.0% award; and for all 2018 awards was at a percentile ranking of 70.0, resulting in a 140.0% award, which were our performance assumptions as of December 31, 2018.  Actual results may be different.

(f)	Reflects the value of medical and/or dental insurance benefits based on actual 2019 premiums, increased by 8% for years 2 and 3, as applicable.

(g)
Reflects a cutback of amounts that exceed the limits imposed by Section 280G of the Code as described under the heading “Compensation Discussion and Analysis - Change in Control Agreements” earlier in this Proxy Statement.

_______________________

Chief Executive Officer Pay Ratio
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, the following presents information regarding the relationship of the annual total compensation of our median employee and the annual total compensation of Mr. Handy.
As of December 27, 2018, we employed 603 individuals, all of whom were located in the United States. This population consisted of full-time, part-time, and temporary employees. We did not retain or engage any independent contractors or similar workers during 2018.
To identify the “median employee” from our employee population as of December 27, 2018, we compared the amount of salary, wages and fringe benefits of all of our employees as reflected in box 1 of Form W-2 for 2018. Since all of our employees are located in the United States, as is Mr. Handy, we did not make any cost-of-living adjustments in identifying the “median employee.”
Once we identified our median employee, we combined all elements of such employee’s compensation for 2018 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $62,366. Mr. Handy’s annual total compensation, as reported in the Summary Compensation Table included elsewhere in this Proxy Statement, was $1,714,555. Based on this information, for 2018 the ratio of the annual total compensation of Mr. Handy, to the annual total compensation of our median employee was 27.49 to 1.
The pay ratio reported above is a reasonable estimate calculated in a manner consistent with SEC rules based on our internal records and the methodology described above. The SEC rules for identifying the median employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. Therefore, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

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Director Compensation
Our director compensation philosophy is to provide competitive, fair and reasonable compensation to non-employee directors in order to attract the expertise and leadership necessary to provide strong corporate governance and maximize long-term shareholder value. Further, we believe director compensation should be aligned with the long-term interests of shareholders by creating and encouraging stock ownership.
The Compensation Committee, with the assistance of the compensation consultant, reviews director compensation annually to ensure that it is appropriate, competitive and effective. This process focuses on pay elements; compensation levels and mix; board and committee expertise, structure and roles; and best practices of comparable companies in our industry.

Cash Compensation Paid to Board Members
Board service has evolved in recent years due to technological advances, ever-increasing expectations for responsiveness, and increasing corporate governance requirements. All directors receive a retainer fee for board service, as well as a retainer fee for each committee on which the director serves. Directors do not receive additional remuneration for meeting attendance. We believe that the retainer-only approach better reflects the ‘on call’ nature of board service.
The following chart outlines current non-employee director cash compensation, based on role.

	Retainer ($)
	Chair	Member
Board Service:
Corporation’s Board	—	30,000
Bank’s Board	—	—
Additional Compensation for Lead Director	—	5,000
Committee Service:
Executive Committee (a)	—	—
Nominating Committee	9,000	4,000
Audit Committee (b)	25,000	12,000
Compensation Committee (c)	12,000	6,000
Trust Committee (of the Bank)	10,000	6,000
Finance Committee (of the Bank) (d)	—	16,000

(a)	The chairpersons of our five committees serve as the Executive Committee and receive no additional retainer for Executive Committee service.

(b)	Effective July 1, 2018, the retainer for the Audit Committee Chair increased from $18,000 to $25,000 and the retainer for Audit Committee members increased from $10,000 to $12,000.

(c)	Effective July 1, 2018, the retainer for the Compensation Committee Chair increased from $11,000 to $12,000.

(d)	The Finance Committee Chair is an employee director and therefore, receives no additional compensation for Board service.
______________________

Equity Compensation
In order to align Board interests with shareholders, non-employee directors typically receive an annual equity grant with a target value equal to the annual Board retainer. All director equity grants vest at the earliest of (i) the three-year anniversary of the grant; (ii) change in control of the Corporation; (iii) the death of the director; or (iv) retirement from the Corporation’s Board as defined in the grant.

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On April 24, 2018, the Compensation Committee granted 530 restricted stock units to each non-employee director who continued to serve as our director after the 2018 Annual Meeting of Shareholders. This grant included dividend equivalent rights.

Retirement Plans
Directors are not eligible to participate in any defined benefit plan maintained by the Corporation or the Bank. Directors are eligible to defer 100% of compensation into the Nonqualified Deferred Compensation Plan. Directors are not eligible for Corporation contributions. Provisions regarding types of accounts, investment measurements, form and timing of payments, and distributions that apply to employees also apply to directors. Retirement for directors is defined in the Nonqualified Deferred Compensation Plan as termination of directorship after attainment of age 55.

Welfare Benefit Plans
Directors are not eligible for medical, dental, life or disability insurance at our expense. Directors may obtain coverage under the Bank’s group medical and dental insurance plans at their own expense.

Director Compensation Table
Employee directors receive no additional compensation for Board service.  Compensation received by an employee director as an employee of the Corporation and/or the Bank and the compensation paid to Mr. MarcAurele for his services as a director following his retirement as an employee on March 2, 2018 are shown in the Summary Compensation Table earlier in this Proxy Statement. The following table summarizes compensation paid to non-employee directors for the fiscal year ended December 31, 2018.

DIRECTOR COMPENSATION TABLE
Name		Retainer Earned or Paid in Cash ($) (a)	Stock Awards ($) (b)	Total ($) (c)
John J. Bowen		40,000	30,051	70,051
Steven J. Crandall		47,000	30,051	77,051
Robert A. DiMuccio, CPA		47,000	30,051	77,051
Barry G. Hittner	(d)	20,000	—	20,000
Constance A. Howes, Esq.	(e)	31,667	30,051	61,718
Katherine W. Hoxsie, CPA		61,500	30,051	91,551
Kathleen E. McKeough		72,500	30,051	102,551
Victor J. Orsinger, II, Esq.		60,000	30,051	90,051
H. Douglas Randall, III		52,000	30,051	82,051
Edwin J. Santos		55,667	30,051	85,718
John F. Treanor		52,000	30,051	82,051

(a)	Total reflects Board and Committee retainers earned. During 2018, Directors Howes and Hoxsie deferred $31,667 and $6,150, respectively, into the Nonqualified Deferred Compensation Plan.

(b)
Amount listed reflects the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for restricted stock unit awards granted on April 24, 2018.  Assumptions related to the financial reporting of restricted stock units are presented in Note 18 to the Consolidated Financial Statements presented in the 2018 Form 10-K. As of December 31, 2018, Directors Bowen, Crandall, DiMuccio, Hoxsie, McKeough, Orsinger, Randall, Santos and Treanor had 1,960 unvested restricted stock units and Director Howes had 530 unvested restricted stock units. Unvested stock awards held by Mr. MarcAurele are presented in the Outstanding Equity Awards at Fiscal Year End table earlier in this Proxy Statement.

(c)
There are no Option Awards, Non-Equity Incentive Plan Compensation, Change in Pension Value, Nonqualified Deferred Compensation Earnings or All Other Compensation required to be disclosed in this table.

(d)	Mr. Hittner retired from the Corporation’s Board on April 23, 2018.

(e)	Ms. Howes joined the Corporation’s Board on April 24, 2018.

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Compensation Committee Interlocks and Insider Participation
The directors who served on the Compensation Committee during the year ended December 31, 2018 were McKeough (Chairperson), Bowen, DiMuccio, Howes (following her election on April 24, 2018), Santos and Hittner (prior to his retirement on April 23, 2018).  We are not aware of any compensation committee interlocks or relationships involving our executive officers or members of the Corporation’s Board requiring disclosure in this Proxy Statement.

Audit Committee Report
The Audit Committee has the responsibility to, among other things, oversee and review the preparation of the Corporation's consolidated financial statements and the Corporation’s system of internal controls. The Audit Committee has the sole authority for the appointment, compensation (and negotiations thereof), retention and oversight of the Corporation's independent registered public accounting firm (the “independent auditor”) retained to audit the Corporation’s financial statements and system of internal controls.
In accordance with the authorities and responsibilities outlined in its charter, the Audit Committee appointed KPMG LLP as the Corporation’s independent auditor for the fiscal year ended December 31, 2018. KPMG LLP is responsible for expressing opinions that (1) our consolidated financial statements present fairly, in all material respects, the financial position, results of operations and cash flows in conformity with generally accepted accounting principles and (2) we maintained, in all material respects, effective internal control over financial reporting as of December 31, 2018.
In this context, the Audit Committee has:

▪	reviewed and discussed the Corporation's audited financial statements with management and KPMG LLP;

▪	reviewed and discussed the effectiveness of the Corporation's internal controls over financial reporting with management, the internal auditor and KPMG LLP;

▪	discussed with KPMG LLP the matters required to be discussed by Auditing Standard 1301;

▪
received the written disclosures and the letter from KPMG LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG LLP’s communications with the Audit Committee concerning independence, and has discussed with KPMG LLP the independent auditor’s independence; and

▪	considered whether the provision of non-audit services by KPMG LLP is compatible with maintaining its independence.
Based on the review and discussions above, the Audit Committee recommended to the Corporation’s Board that the audited financial statements be included in the Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018 for filing with the SEC.

Selection of Independent Registered Public Accounting Firm for Fiscal Year 2019
During 2018, the Audit Committee conducted a comprehensive and competitive review process regarding the selection of the Corporation’s independent auditor. In evaluating firms, the Audit Committee considered a variety of indicators of audit quality including:

▪	the firm’s experience with other public companies and community banks;

▪	the firm’s independence and exercise of independent judgment, objectivity and professional skepticism;

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▪	available external data about quality and performance, including reports by the PCAOB and the firm’s response to those reports;

▪	the appropriateness of its fees, taking into account the Corporation's size and complexity and the resources necessary to perform the audit;

▪
with respect to the incumbent auditor, its tenure as the Corporation's independent auditor; knowledge of the Corporation's operations, accounting policies and practices, and internal control over financial reporting; the quality of insight demonstrated in its review of the Corporation's assessment of internal control over financial reporting and remediation of control deficiencies;

▪	the qualifications, strengths, performance and/or future scalability of the current or proposed Lead Engagement Partner and the audit team; and

▪	the quality and candor of communications with the Audit Committee and with management.
Following the evaluation process, the Audit Committee appointed Crowe LLP as the Corporation’s independent auditor for the fiscal year ending December 31, 2019. KPMG LLP has been dismissed as the Corporation’s independent registered public accounting firm, effective upon filing of the Corporation's Annual Report on Form 10-K for the fiscal year ended December 31, 2018.
The audit reports of KPMG on the Corporation’s consolidated financial statements for the fiscal years ended December 31, 2017 ("Fiscal 2017") and December 31, 2016 ("Fiscal 2016") did not contain any adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope, or accounting principles. In Fiscal 2016 and Fiscal 2017, and subsequently through December 20, 2018, there were: (i) no disagreements within the meaning of Item 304(a)(1)(iv) of Regulation S-K and the related instructions between the Corporation and KPMG on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to KPMG’s satisfaction, would have caused KPMG to make reference to them in its reports; and (ii) no reportable events within the meaning of Item 304(a)(1)(v) of Regulation S-K.
In Fiscal 2016 and Fiscal 2017, and through the subsequent interim period preceding the engagement of Crowe, neither the Corporation nor anyone acting on its behalf has consulted with Crowe regarding (i) the application of accounting principles to a specific transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Corporation’s financial statements, and neither a written report nor oral advice was provided to the Corporation that Crowe concluded was an important factor considered by the Corporation in reaching a decision as to any accounting, auditing or financial reporting issue; (ii) any matter that was the subject of a disagreement within the meaning of Item 304(a)(1)(iv) of Regulation S-K and the related instructions; or (iii) any reportable event within the meaning of Item 304(a)(1)(v) of Regulation S-K.
The foregoing report has been furnished by the members of the Audit Committee:

Katherine W. Hoxsie, CPA (Chairperson)	Steven J. Crandall
Robert A. DiMuccio, CPA	Constance A. Howes, Esq.
Kathleen E. McKeough	Edwin J. Santos
The foregoing report shall not be deemed to be “soliciting material” or to be “filed” with the SEC and should not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or under the Exchange Act, except to the extent that this information is specifically incorporated by reference, and shall not otherwise be deemed filed under such acts.

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Independent Registered Public Accounting Firm
The following table presents fees incurred for professional services rendered by KPMG LLP for the years ended December 31, 2018 and December 31, 2017:

	2018	2017
Audit fees (a)	$782,600	$823,000	(b)
Audit-related fees	—	—
Tax fees (c)	71,000	65,000
All other fees	—	—
Total fees incurred	$853,600	$888,000

(a)
Annual audit of consolidated and subsidiary financial statements including Sarbanes-Oxley attestation, reviews of quarterly financial statements and other services provided by KPMG LLP in connection with statutory and regulatory filings.

(b)	Includes $9,000 in out of pocket expenses that were incurred and paid in 2017 but inadvertently omitted from the prior year disclosure.

(c)	Tax return preparation, tax compliance and tax advice.
_______________________
The Audit Committee has adopted a policy whereby engagement of the independent registered public accounting firm for audit services and for non-audit services shall be pre-approved by the Audit Committee, subject to the de minimus exception described in Section 10A(i)(1)(B) of the Exchange Act for non-audit services.  During 2018, the Audit Committee pre-approved 100% of the Audit fees, Audit-related fees, Tax fees and All other fees.
The Audit Committee has considered whether the provision of the services identified under the headings “Audit-related fees,” “Tax fees” and “All other fees” is compatible with maintaining KPMG LLP’s independence and has determined that provision of such services is consistent with maintaining the principal auditor’s independence.

Indebtedness and Other Transactions
The Bank has had transactions in the ordinary course of business, including borrowings, with certain of our directors and executive officers and their associates, all of which were made on substantially the same terms, including interest rates (except that executive officers and all other employees are permitted a modest interest rate benefit on first mortgages secured by a primary residence and other consumer loans) and collateral, as those prevailing at the time for comparable transactions with other persons, and did not involve more than the normal risk of collectability or present other unfavorable features when granted.  Similar transactions may be expected to take place in the ordinary course of business in the future.  The aggregate extensions of credit outstanding at December 31, 2018 to all directors, executive officers and their related interests amounted to $2,454,000 in the aggregate.  Any such transaction presently in effect with any director or executive officer is current as of this date, and is in compliance with Regulation O.

Washington Trust Bancorp, Inc. | 2019 Proxy Statement | 51

Policies and Procedures for Related Party Transactions
We conduct annual procedures, including the use of an electronic questionnaire, to (i) identify parties related to directors and executive officers and (ii) document the existence and terms of any related party transactions.  As indicated previously, the approval of loan transactions involving directors, executive officers and their related interest is governed by the provisions of Regulation O.  All other transactions involving directors and executive officers are reviewed annually by the Corporation’s Board.  The purpose of the review is to determine that such transactions are conducted on terms not materially less favorable than what would be usual and customary in transactions between unrelated persons and, in the case of transactions involving directors, to determine whether such transactions affect the independence of a director in accordance with the relevant rules and standards issued by the SEC and NASDAQ.  We do not maintain a formal written policy concerning the aforementioned procedures.  Our Code of Ethics provides guidance on business relations between us and our directors, officers and employees.

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities (collectively, “Insiders”) to file reports of ownership and changes in ownership with the SEC.  Insiders are required by SEC regulations to furnish us with copies of all Section 16(a) reports they file. Based solely upon a review of the copies of such reports furnished to us with respect to 2018, and on written representations from certain reporting persons, we believe that, during 2018, all Section 16(a) filing requirements applicable to our Insiders were met.

Proposal 2:	Ratification of Selection of Independent Registered Public Accounting Firm
The ratification of the Audit Committee’s decision to retain Crowe LLP to serve as our independent registered public accounting firm to audit the Corporation’s consolidated financial statements for the current fiscal year ending December 31, 2019 will be submitted to our shareholders at the Annual Meeting.  Factors considered in the Audit Committee’s decision can be found in the Audit Committee Report earlier in this Proxy Statement.
KPMG LLP has been dismissed as the Corporation’s independent registered public accounting firm, effective upon filing of the Corporation's Annual Report on Form 10-K for the fiscal year ended December 31, 2018.
Representatives of KPMG LLP and Crowe LLP will be present at the Annual Meeting, will have the opportunity to make a statement if they so desire and will be available to answer appropriate questions.  Action by shareholders is not required by law in the appointment of the independent registered public accounting firm, but their appointment is submitted by the Audit Committee in order to give our shareholders a voice in the designation of our independent registered public accounting firm.  If the appointment is not ratified by the affirmative vote of holders of a majority of the shares of common stock represented in person or by proxy at the Annual Meeting and entitled to vote thereon (provided that a quorum is present), the Audit Committee will reconsider its choice of Crowe LLP as our independent registered public accounting firm.
Recommendation: The Board of Directors unanimously recommends that shareholders vote “FOR”
this proposal.

Washington Trust Bancorp, Inc. | 2019 Proxy Statement | 52

Proposal 3:	Non-binding Advisory Resolution on the Compensation of the Corporation’s Named Executive Officers
As required by Section 14A of the Exchange Act, our Board of Directors is submitting for shareholder approval, on a non-binding advisory basis, the compensation paid to our named executive officers as described in this Proxy Statement pursuant to Item 402 of Regulation S-K.
The resolution that is the subject of this proposal is a non-binding advisory resolution.  Accordingly, the resolution will not have any binding legal effect regardless of whether or not it is approved and may not be construed as overruling a decision by Washington Trust or the Board of Directors or to create or imply any change to the fiduciary duties of the Board.  Furthermore, because this non-binding advisory resolution primarily relates to compensation of our named executive officers that has already been paid or contractually committed, there is generally no opportunity for us to revisit those decisions.  However, the Compensation Committee intends to take the results of the vote on this proposal into account in its future decisions regarding the compensation of our named executive officers.
Our compensation program is designed to deliver shareholder value by attracting, motivating and retaining our named executive officers, who are critical to our success, by offering a combination of base salary, as well as annual and long-term incentives that are closely aligned to the annual and long-term performance objectives of the Corporation.  Please see “Compensation Disclosure and Analysis” beginning on page 18 for additional information about our executive compensation programs.
We believe that the effectiveness of our compensation programs is demonstrated by the accomplishments of management over the last fiscal year, including the highest earnings in our Corporation’s 218 year history and strong performance in all key lines of business.  We reached $5 billion in total assets and posted all-time high levels of total deposits and loans, all while maintaining strong asset quality and solid capital ratios.  These accomplishments support our dedication to build shareholder value as evidenced by a 14% increase in the total dividend over the prior year.
We are committed to providing a strong pay for performance link, and as such, we allocate a significant portion of total compensation to performance-based elements. We believe that our compensation structure, which includes absolute and relative performance-based compensation elements, as well as the promotion of meaningful stock ownership through holding and equity grant retention guidelines, promote sound management practices.
The Board of Directors values the opportunity to receive input from our shareholders on important matters such as the compensation of the Corporation’s executive officers. We appreciate our shareholders’ past support and approval of compensation programs. Our longstanding compensation principles of supporting the business strategy, paying for performance, providing competitive compensation and aligning with shareholder interests remain unchanged.  For these reasons, the Board recommends that shareholders vote in favor of the following resolution:
RESOLVED, that the compensation of Washington Trust’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables and narrative discussion, be approved.

Recommendation:	The Board of Directors unanimously recommends that shareholders vote “FOR” this proposal.

Washington Trust Bancorp, Inc. | 2019 Proxy Statement | 53

Other Information
Shareholder Proposals
Any shareholder who wishes to submit a proposal for presentation to the 2020 Annual Meeting of Shareholders must submit the proposal to the Corporation, 23 Broad Street, Westerly, RI 02891, Attention: Corporate Secretary, not later than November 13, 2019 for inclusion, if appropriate, in our proxy statement and the form of proxy relating to the 2020 Annual Meeting of Shareholders.  Any proposal submitted after November 13, 2019 will be considered untimely.  Such a proposal must also comply with the requirements as to form and substance established by the SEC for such a proposal to be included in the proxy statement.
In addition, in order for a nominee to be considered at an Annual Meeting, our Articles of Incorporation provide that director nominations may be submitted by any shareholder entitled to vote for the election of directors provided that advance written notice of such proposed nomination, with appropriate supporting documentation as required by our Articles of Incorporation, is received by our Corporate Secretary not less than 14 days nor more than 60 days prior to any meeting of the shareholders called for the election of directors at which such shareholder is present by person or by proxy; provided, however, that if fewer than 21 days notice of the meeting is given to shareholders, such written notice of such proposed nomination must be received by our Corporate Secretary not later than the close of the 10th day following the day on which notice of the meeting was mailed to shareholders.  For this Annual Meeting, such proposals must be received by the Corporation not earlier than February 22, 2019 and not later than April 9, 2019. Proxies solicited by our Board of Directors will confer discretionary voting authority with respect to these proposals, subject to SEC rules and regulations governing the exercise of this authority.

Other Business
Management knows of no matters to be brought before the Annual Meeting other than those referred to in this Proxy Statement, but if any other business should properly come before the meeting, the persons named in the proxy intend to vote in accordance with their best judgment.

Expense of Solicitation of Proxies
The cost of solicitation of proxies, including the cost of reimbursing brokerage houses and other custodians, nominees or fiduciaries for forwarding proxies and Proxy Statements to their principals, will be borne by the Corporation. Solicitation may be made in person or by telephone or telegraph by officers or regular employees of the Corporation, who will not receive additional compensation therefore.  In addition, we have retained Morrow Sodali LLC, 470 West Avenue, Stamford, CT 06902, to assist in the solicitation of proxies for a fee of $8,000 plus customary expenses.
REGARDLESS OF THE NUMBER OF SHARES YOU OWN,
YOUR VOTE IS IMPORTANT TO THE CORPORATION.

PLEASE COMPLETE, DATE AND SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY CARD TODAY.  YOU MAY ALSO VOTE YOUR SHARES THROUGH THE INTERNET OR BY TELEPHONE.

Submitted by order of the Board of Directors,
Kristen L. DiSanto
Corporate Secretary

March 12, 2019

Washington Trust Bancorp, Inc. | 2019 Proxy Statement | 54

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 04/22/2019. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

23 Broad Street Westerly, RI 02891	ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 04/22/2019. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:					KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

The Board of Directors recommends you vote FOR the following:			☐	☐	☐
1 The election of four directors, nominated by the Board of Directors, each to serve for a three-year term and until their successors are duly elected and qualified:
Nominees
01 Edward O. Handy III	02 Katherine W. Hoxsie, CPA	03 Kathleen E. McKeough		04 John T. Ruggieri

The Board of Directors recommends you vote FOR proposals 2 and 3.						For	Against	Abstain
2 The ratification of the selection of Crowe LLP to serve as the Corporation's independent registered public accounting firm for the year ending December 31, 2019.						☐	☐	☐
3 A non-binding advisory resolution to approve the compensation of the Corporation’s named executive officers.						☐	☐	☐
NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

For address change/comments, mark here. (see reverse for instructions)					☐
			Yes	No
Please indicate if you plan to attend this meeting			☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature (PLEASE SIGN WITHIN BOX)		Date		Signature (Joint Owners)			Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Form 10-K, Proxy Statement is/are available at www.proxyvote.com

WASHINGTON TRUST BANCORP, INC.
Annual Meeting of Shareholders
April 23, 2019 11:00 AM EDT
This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Edward O. Handy III and Victor J. Orsinger II or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of WASHINGTON TRUST BANCORP, INC. that the shareholder(s) are entitled to vote at the Annual Meeting of Shareholder(s) to be held at 11:00 AM, EDT on April 23, 2019, at the Westerly Library, 44 Broad Street, Westerly, Rhode Island 02891, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)
Continued and to be signed on reverse side